    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2000


                                                      REGISTRATION NO. 333-38334
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          RHYTHMS NETCONNECTIONS INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  4813                                 33-0747515
     (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. Employee
  of incorporation or organization)          Classification Code Number)                Identification Number)

                            9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                CATHERINE HAPKA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          RHYTHMS NETCONNECTIONS INC.
                            9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                   COPIES TO:


                                JOHN L. RUPPERT
                              J. DAVID HERSHBERGER
                        BROWNSTEIN HYATT & FARBER, P.C.
                       410 SEVENTEENTH STREET, SUITE 2200
                                DENVER, CO 80202
                                 (303) 223-1100


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practiable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registation statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /


    THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FUTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



    Explanatory Note: This post-effective amendment has been filed for the purpose of identifying selling stockholders.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. Although we are permitted by US Federal securities laws to offer these securities, using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or legal.

PROSPECTUS

                                    SUBJECT TO COMPLETION, DATED AUGUST 17, 2000


                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                                3,000,000 SHARES

                 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                      AND 7,050,000 SHARES OF COMMON STOCK
                         ISSUABLE ON CONVERSION OF THE
                 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                  ------------


    The selling stockholders listed under "Selling Stockholders" in this prospectus intend to offer and sell from time to time, up to 3,000,000 shares of our Series F 6 3/4% cumulative convertible preferred stock and 7,050,000 shares of our common stock.


    Each share of Series F preferred stock has a liquidation preference of $100.00 and is convertible into 2.35 shares of our common stock, based on a conversion price of $42.56. The conversion price will be adjusted in a number of circumstances described in this prospectus.


    Our common stock trades on the Nasdaq National Market under the symbol "RTHM". On August 16, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $10.1875 per share.


    Dividends on the Series F preferred stock are cumulative from the date of issue and are payable, when, as and if declared, on March 3, June 3, September 3 and December 3 of each year, beginning on June 3, 2000, at the annual rate of 6 3/4%.

    We may redeem all or any shares of Series F preferred stock at any time on or after March 6, 2003 and, under specified circumstances, before that date. The Series F preferred stock is subject to mandatory redemption by us on March 3, 2012.

    INVESTING IN THE PREFERRED STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------


                The date of this prospectus is August   , 2000.

                                  OUR COMPANY

    We are a leading provider of broadband local access communication services to businesses and consumers. Our principal executive office is located at 9100 East Mineral Circle, Englewood, Colorado 80112, and our telephone number is
(303) 476-4200 or (800) RHYTHMS.

                                  RISK FACTORS

    AN INVESTMENT IN OUR PREFERRED STOCK OR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR SERIES F PREFERRED STOCK OR OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY.

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A SHORT OPERATING HISTORY

    We formed our company in February 1997, and we have a short operating history for you to review in evaluating our business. We have limited historical financial and operating data upon which you can evaluate our business and prospects. We entered into our first interconnection agreement with an incumbent carrier in July 1997 and began to offer commercial services in our first market in April 1998. We have limited commercial operations and have recognized limited revenues since our inception. In addition, our senior management team and our other employees have worked together at our company for only a short period of time.

BECAUSE OUR MARKET IS NEW AND EVOLVING, WE CANNOT PREDICT ITS FUTURE GROWTH OR ULTIMATE SIZE, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY

    We provide broadband local access primarily using digital subscribed line technology, known as DSL. The market for broadband local access DSL communication services using copper telephone lines is in the early stages of development. Since this market is new and evolving and because our current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of broadband local access DSL communication services are testing products from various suppliers for various applications. Certain critical issues concerning commercial use of DSL for Internet and private network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services. If the markets for our services fail to develop, grow more slowly than anticipated or become saturated with competitors, these events could materially and adversely affect our business, prospects, operating results and financial condition.

    Our success will depend on the development of this new and rapidly evolving market and our ability to compete effectively in this market. To address these risks, we must, among other things:

    - rapidly expand the geographic coverage of our network services;

    - raise additional capital;

    - enter into interconnection agreements and working arrangements with additional incumbent carriers, substantially all of which we expect to be our competitors;

    - deploy an effective network infrastructure;

    - attract and retain customers;


    - successfully develop and maintain relationships and activities with our broadband service providers, including WorldCom, Microsoft, Qwest, Level 3 Communications and Cisco;


    - continue to attract, retain and motivate qualified personnel;

    - accurately assess potential markets and effectively respond to competitive developments;

    - continue to develop and integrate our operational support system and other back office systems;

    - obtain any required governmental authorizations;

    - comply with evolving governmental regulatory requirements;

    - increase awareness of our services;

    - rapidly scale our operations and the systems that support those operations;

    - continue to upgrade our technologies; and

    - effectively manage our expanding operations.

    We may not be successful in addressing these and other risks, and our failure to address risks would materially and adversely affect our business, prospects, operating results and financial condition.

OUR SUBSTANTIAL DEBT CREATES FINANCIAL AND OPERATING RISK


    We are highly leveraged, and we intend to seek additional debt funding in the future. As of June 30, 2000, we had approximately $818.8 million of outstanding debt and our debt made up 67.7% of our capitalization. We are not generating sufficient revenue to fund our operations or to repay our debt. Our substantial leverage poses the risks that:


    - we may be unable to pay dividends on our preferred stock, including our Series F preferred stock, or to repay our debt due to one or more events discussed in "Risk Factors;"

    - we may be unable to obtain additional financing;

    - we must dedicate a substantial portion of our cash flow from operations to servicing our debt once our debt requires us to make cash interest payments, and any remaining cash flow may not be adequate to fund our planned operations; and

    - we may be more vulnerable during economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

    The expansion and development of our business will require significant additional capital. We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements necessary for us to provide service in our targeted markets. We believe that our current capital resources will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, through approximately December 2001. Although we expect that our initial build-out will be complete by this date, we anticipate that we will continue building our network beyond our initial build-out plans and will need significant additional capital, whether or not our estimate on how long current capital resources will last is accurate. In addition, our actual funding requirements may differ materially if our assumptions underlying this estimate turn out to be incorrect. Therefore, you should consider our estimate in light of the following facts:

    - we have no meaningful history of operations or revenues;

    - our estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, if we are unable to generate revenues in the amount and within the time frame we expect or if we have unexpected cost increases; and

    - we face many challenges and risks, including those discussed elsewhere in "Risk Factors."

    We may be unable to obtain any future equity or debt financing on acceptable terms or at all. Recently the financial markets have experienced extreme price fluctuations. A market downturn or general market uncertainty may adversely affect our ability to secure additional financing. The indentures that govern the 1998 senior discount notes, the 1999 senior notes and the 2000 senior notes restrict our ability to obtain additional debt financing. Any future borrowing instruments, such as credit facilities and lease agreements, are likely to contain similar or more restrictive covenants and could require us to pledge assets as security for the borrowings. If we are unable to obtain additional capital or are required to obtain it on terms less satisfactory than what we desire, we will need to delay deployment of our network services or take other actions that could adversely affect our business, prospects, operating results and financial condition. If we are unable to generate sufficient cash flow or obtain funds necessary to meet required payments of our debt, then we will be in default on our debt instruments. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs.

WE MAY BE UNABLE TO SATISFY, OR MAY BE ADVERSELY CONSTRAINED BY, THE COVENANTS IN OUR DEBT SECURITIES

    The indentures governing our 1998 senior discount notes, our 1999 senior notes and our 2000 senior notes impose significant restrictions on how we can conduct our business. For example, the restrictions prohibit or limit our ability to make dividend payments, incur additional debt and engage in certain business activities. The restrictions may materially and adversely affect our ability to finance future operations or capital needs or conduct additional business activities. Any future senior debt that we may incur will likely impose additional restrictions on us. If we fail to comply with any existing or future restrictions, we could default under the terms of the applicable debt and be unable to meet our debt obligations. If we default, the holders of the applicable debt could demand that we repay the debt, including interest, immediately. We may be unable to make the required payments or raise sufficient funds from alternative sources to make the payments. Even if additional financing is available in the event that we default, it may not be on acceptable terms.

THE SERIES F PREFERRED STOCK RANKS JUNIOR TO ALL OUR EXISTING INDEBTEDNESS

    The Series F preferred stock will rank junior in right of payment to all our existing and future liabilities and obligations (whether or not for borrowed money). By reason of such subordination, in the event of a liquidation, dissolution or other winding up of the company, holders of our 1998 senior discount notes, our 1999 senior notes and our 2000 senior notes will have to be paid the amounts to which such holders are entitled before we make payment in respect of the preferred stock. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Series F preferred stock. In addition, we may incur additional indebtedness which will rank senior to the Series F preferred stock.

WE MAY NOT HAVE SUFFICIENT FUNDS TO PURCHASE ANY SHARES OF SERIES F PREFERRED STOCK UPON A CHANGE IN CONTROL

    If there is a change in control of our company, each holder of shares of Series F preferred stock will have the right to require us to purchase all or any part of that holder's shares of Series F preferred stock at a purchase price in cash equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends on those shares to the date of purchase.

    This right of holders is subject to our obligations to purchase all of our 1998 senior discount notes, 1999 senior notes and 2000 senior notes that have been tendered for purchase in connection with a change of control. In addition, this right of holders is subject to the repurchase or repayment of our future indebtedness which we are required to repurchase or repay in connection with a change in control.

OUR ABILITY TO ISSUE SENIOR PREFERRED STOCK IN THE FUTURE COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF SERIES F PREFERRED STOCK AND OUR COMMON STOCK

    We are authorized to issue additional preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. In some instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights that will rank senior to the Series F preferred stock, and in all instances, senior to our common stock. The future issuance of preferred stock could effectively diminish or supersede the dividends and liquidation preferences of the Series F preferred stock and adversely affect our common stock.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN


    We have not validated our business model and strategy in the market. We believe that the combination of our unproven business model and the highly competitive and fast changing market in which we compete makes it impossible to predict the extent to which our network services will achieve market acceptance and our overall success. To be successful, we must develop and market network services that are widely accepted at profitable prices. We may never be able to deploy our network as planned, achieve significant market acceptance, favorable operating results or profitability or generate sufficient cash flow to repay our debt. Of the approximately 31,000 lines that are in service, we installed approximately 57% to only five customers, with approximately 23% of these total lines to Cisco. None of our large business customers, with the exception of Cisco, has rolled out our services broadly to its employees and none of our broadband service provider customers has rolled out our services broadly to its end-users, and we cannot be certain when or if these rollouts will occur. We will not receive significant revenue from our large customers unless these rollouts occur. Any continued or ongoing failure for any reason of large customers to roll out our services, failure to validate our business model in the market, including failure to build-out our network, achieve widespread market acceptance or sustain desired pricing would materially and adversely affect our business, prospects, operating results and financial condition.


WE EXPECT OUR LOSSES TO CONTINUE


    We have incurred losses and experienced negative operating cash flow for each month since our formation. As of June 30, 2000, we had an accumulated deficit of approximately $520.4 million. We intend to rapidly and substantially increase our expenditures and operating expenses in an effort to expand our network services. We expect to have annual interest and amortization expense relating to our 1998 senior discount notes, our 1999 senior notes and our 2000 senior notes of approximately $89.0 million in 2000 and increasing to $123.0 million in 2003. In addition, we may incur more debt in the future. In addition, dividends on the Series E preferred stock of approximately
$126.0 million will accrue through February 2005 and quarterly dividends on the Series F Preferred Stock of approximately $5.1 million are payable when, as and if declared. We have the option to deliver shares of our common stock to a third party, which will resell those shares of common stock and use the proceeds to pay cash dividends to the holders of the Series F preferred stock. No cash dividends will be payable on the Series E Preferred Stock until 2005, and at our option such dividends may continue to accrue as liquidation preference. Dividends on the Series F preferred stock are cumulative from the date of issuance in an annual amount of approximately $20.25 million. As a result of these factors, we expect to incur substantial operating and net losses and negative operating cash flow for the foreseeable future. We will need to obtain additional financing to pay our expenses and to make payments on our debt. We cannot give you any assurance about whether or when we will have sufficient revenues to satisfy our funding requirements or pay our debt service and preferred stock obligations.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS

    Our annual and quarterly operating results are likely to fluctuate significantly in the future due to numerous factors, many of which are outside of our control. These factors include:

    - the rate of customer acquisition and turnover;

    - the prices our customers are willing to pay which may decline due to competitive factors;

    - the amount and timing of expenditures relating to the expansion of our services and infrastructure;

    - the timing and availability of incumbent carrier central office collocation facilities and transport facilities;

    - our ability to effectively develop and market network features and applications;

    - the mix of our services that our customers purchase at different prices;

    - our ability to scale our business to meet the demands of our customers;

    - our ability to control our corporate overhead while rapidly growing our business;


    - the success of our relationships with our partners and distributors, including WorldCom, Microsoft, Qwest and Cisco;


    - our ability to deploy our network on a timely basis;

    - introduction of new services or technologies by our competitors;

    - price competition;

    - the ability of our equipment and service suppliers to meet our needs;

    - regulatory developments, including interpretations of the 1996 Telecommunications Act;

    - technical difficulties or network downtime;

    - the success of our strategic alliances; and

    - the condition of the telecommunication and network service industries and general economic conditions.

    Because of these factors, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. In that event, any trading price of our common stock would likely decline.

WE DEPEND ON THIRD PARTIES FOR THE MARKETING AND SALES OF OUR SERVICES

    We rely significantly on indirect sales channels for the marketing and sales of our services. We will seek to continue to establish and maintain relationships with numerous broadband service providers in order to gain access to end users. Our agreements to date with these broadband service providers are non-exclusive, and we anticipate that future agreements will also be on a non-exclusive basis, allowing these broadband service providers to sell services offered by our competitors. These agreements are generally short term, and can be cancelled by the these broadband service providers without significant financial consequence. We cannot control how these broadband service providers perform and cannot be certain that their performance will be satisfactory to us or our customers. Many of these companies have similar arrangements with our competitors and also compete directly with us. If the number of customers we obtain through indirect sales channels is significantly lower than our forecast for any reason, or if these broadband service providers with which we have contracted are unsuccessful in competing in their own intensely competitive markets, these events would have a material and adverse effect on our business, prospects, operating results and financial condition.

IF FORECASTED SALES FOR SERVICES SOLD DIRECTLY TO OUR BUSINESS CUSTOMERS FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE TO THE LENGTHY SALES CYCLE OF OUR SERVICES, OUR OPERATING RESULTS FOR THAT PERIOD WILL BE HARMED

    The sales cycle of our network services can be very lengthy, particularly for large businesses. Our sales cycle for large businesses typically lasts at least six months. During this lengthy sales cycle, we will incur significant expenses in advance of the receipt of revenues. If sales that we forecast for a particular period do not occur because of our lengthy sales cycle, this event could materially and adversely affect our business, prospects, operating results and financial condition, during that period.

WE DEPEND ON INCUMBENT CARRIERS FOR COLLOCATION AND TRANSMISSION FACILITIES

    We must use copper telephone lines controlled by the incumbent carriers to provide DSL connections to customers. We also depend on the incumbent carriers for collocation and for a substantial portion of the transmission facilities we use to connect our equipment in incumbent carrier central offices to our Metro Service Centers. In addition, we depend on the incumbent carriers to test and maintain the quality of the copper telephone lines that we use. In many cases, we may be unable to obtain access to collocation and transmission facilities from the incumbent carriers, or to gain access at acceptable rates, terms and conditions, including timeliness. We have experienced, and expect to experience in the future, lengthy periods between our request for and the actual provision of the collocation space and copper telephone lines. An inability to obtain or maintain adequate and timely access to collocation space or transmission facilities on acceptable terms and conditions from incumbent carriers could have a material and adverse effect on our business, prospects, operating results and financial condition.

    Because we compete with incumbent carriers in our markets, they may be reluctant to cooperate with us. The incumbent carriers may experience, or claim to experience, a shortage of collocation space or transmission capacity. If this occurs, we may not have alternate means of connecting our DSL equipment with the copper telephone lines or connecting our equipment in central offices to Metro Service Centers. We have experienced rejections of some of our collocation applications on the grounds that no space is available. We may receive additional rejections in the future. The number of other competitive local exchange carriers that request collocation space will also affect the availability of collocation space and transmission capacity. If we are unable to obtain physical collocation space or transmission capacity from our targeted incumbent carriers, we may face delays, additional costs or an inability to provide services in certain locations. Where we use virtual collocation in our network, it reduces our control over our equipment, and therefore may reduce the level of quality and service we provide to our customers. Delays in obtaining access to collocation space and copper telephone lines or the rejection of our applications for collocation could result in delays in, and increased expenses associated with, the rollout of our services, which in turn could have a material and adverse effect on our business, prospects, operating results and financial condition.

WE ARE UNABLE TO CONTROL THE TERMS AND CONDITIONS UNDER WHICH WE GAIN ACCESS TO INCUMBENT CARRIER COLLOCATION AND TRANSMISSION FACILITIES

    We cannot control the terms under which we collocate our equipment, connect to copper telephone lines or gain the use of an incumbent carrier's transmission facilities. State tariffs, state public utility commissions, the Federal Communications Commission and interconnection agreements with the incumbent carriers determine the price, terms and conditions under which collocation space is made available, and they make these administrative determinations in ongoing hearings. Interconnection agreements and state public utility commissions also determine the terms and conditions of access to copper telephone lines and other components of an incumbent carrier's network. We may be unable to negotiate or enter into interconnection agreements on acceptable terms or at all. In addition, we cannot be sure that incumbent carriers will abide by their obligations under those agreements. Delays in obtaining interconnection agreements would delay our entry into certain markets. In addition, disputes may arise between us and the incumbent carriers with respect to interconnection agreements, and we may be unable to resolve disputes in our favor. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, this inability or delay could adversely affect our business, prospects, operating results and financial condition. Further, the interconnection agreements are generally short term, and we may be unable to renew the interconnection agreements on acceptable terms or at all. The state commissions, the Federal Communications Commission and the courts oversee, in varying degrees, interconnection arrangements as well as the terms and conditions under which we gain access to incumbent carrier copper telephone lines and transmission facilities. These government entities may modify the terms or prices of our interconnection agreements and our access to incumbent carrier copper telephone lines and transmission facilities in ways that would be adverse to our business. The Federal Communications Commission and state regulatory commissions establish the rates for DSL-capable copper telephone lines as well as other rates, terms and conditions of our dealings with the incumbent carriers in ongoing public hearings. Participation in these hearings will involve significant management time and expense. Incumbent carriers may from time to time propose new rates, and the outcomes of hearings and rulings could have a material and adverse effect on our business, prospects, operating results and financial condition.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. We expect significant competition from incumbent local exchange carriers, traditional and new interexchange carriers, other DSL providers, cable modem service providers, Internet service providers, wireless and satellite data service providers and other competitive carriers. Incumbent local exchange carriers have existing metropolitan area networks and circuit-switched local access networks. In addition, most incumbent local exchange carriers are establishing their own Internet service provider businesses and are in some stage of market trials and retail sales of DSL-based access services. Incumbent local exchange carriers are aggressively marketing these services to their residential customers at attractive prices. We believe that incumbent local exchange carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. It is possible that present or future competitors may reduce prices for competitive services, perhaps drastically. In addition, we may experience substantial customer turnover in the future. Many providers of telecommunications and networking services experience high rates of customer turnover.


    Many of the leading traditional long distance carriers, including AT&T Corporation, WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. The newer long distance carriers, including Williams, Level 3 Communications and Qwest, are building and managing high bandwidth, nationwide packet networks and partnering with Internet service providers to offer services directly to the public. Cable modem service providers, like Excite@Home Networks, are offering or preparing to offer high-speed Internet access over hybrid fiber networks to consumers, and @Work has positioned itself to do the same for businesses. Several new companies are emerging as wireless, including satellite-based, data service providers. Internet service providers, including some with significant and even nationwide presences, provide Internet access to residential and business customers, generally over the incumbent carriers' circuit switched networks, although some offer competitive DSL-based access. Certain competitive carriers, including Covad Communications Group,

Inc. and NorthPoint Communications, Inc., offer competitive DSL-based access services, and, like us, have attracted strategic equity investors, marketing allies and product development partners. Others are likely to do the same in the future. In addition, regional Internet service providers and competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.net, Inc. offer competitive DSL-based services that compete with the services we offer. As a result of increasing competition for our services, we are experiencing substantial price competition, particularly with respect to sales generated through our indirect sales channels.


    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Some of the technologies used by these competitors for local access connections include ISDN, DSL, wireless data and cable modems. Some of the competitive factors in our markets include transmission speed, reliability of service, breadth of service availability, price, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. We believe that we compare unfavorably with many of our competitors with regard to, among other things, brand recognition, existing relationships with end users, available pricing discounts, central office access, capital availability and exclusive contracts. Substantially all of our competitors and potential competitors have substantially greater resources than us. We may not be able to compete effectively in our target markets. Our failure to compete effectively would have a material and adverse effect on our business, prospects, operating results and financial condition.

OUR NETWORK SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE BECAUSE OUR PRICES ARE OFTEN HIGHER THAN THOSE CHARGED FOR COMPETING SERVICES

    Our prices are in some cases higher than those that our competitors charge for some of their services. Prices for digital communications services have fallen historically, and we expect prices in the industry in general, and for the services we offer now and plan to offer in the future, to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Our prices may not permit our network services to gain a desirable level of commercial acceptance, and we may be unable to sustain any current or future pricing levels. Due to these factors, we cannot accurately forecast our revenues or the rate at which we will add new customers.

OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS

    A significant portion of the services that we offer through our subsidiaries is subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore have an adverse impact on our business, prospects, operating results and financial condition. In addition, we may expend significant financial and managerial resources to participate in rule-setting proceedings at either the federal or state level, without achieving a favorable result. In particular, we believe that incumbent carriers will work aggressively to modify or restrict the operation of many provisions of the 1996 Telecommunications Act. We expect incumbent carriers will pursue litigation in courts, institute administrative proceedings with the Federal Communications Commission and other regulatory agencies and lobby the United States Congress, all in an effort to affect laws and regulations in a manner favorable to the incumbent carriers and against the interest of competitive carriers such as us. If the incumbent carriers succeed in any of their efforts, if these laws and regulations change or if the administrative implementation of laws develops in an adverse manner, these events could have a material and adverse effect on our business, prospects, operating results and financial condition.

OUR FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT US

    We have rapidly and significantly expanded our operations. We anticipate further significant expansion of our operations and the systems supporting those operations in an effort to achieve our network rollout and deployment objectives. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. Any future rapid expansion would increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with their expectations. As a result, rapid growth of our business would make it difficult to implement successfully our strategy to provide superior customer service. To manage any growth of our operations, we must:

    - improve existing and implement new operational, financial and management information controls, operational support systems, reporting systems and procedures;

    - hire, train and manage additional qualified personnel;

    - expand and upgrade our core technologies; and

    - effectively manage multiple relationships with our customers, suppliers and other third parties.

    We may not be able to install operational support systems or management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings. Any failure to successfully address these issues could materially and adversely affect our business, prospects, operating results and financial condition.

FAILURE TO EFFECTIVELY DEVELOP AND MARKET NETWORK FEATURES AND APPLICATIONS COULD LIMIT OUR REVENUE GROWTH

    Our business model relies on network features and applications to increase our revenues. We have only recently begun to develop these network features and applications. In order to be successful, we must develop and effectively market network features and applications that are widely accepted, at profitable prices. We cannot assure you that we will be able to do so. Our failure to develop and market these features and applications could materially and adversely affect our business, prospects, operating results and financial condition.

THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGE, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE


    The telecommunications industry is subject to rapid and significant technological changes, such as continuing developments in DSL technology and alternative technologies for providing high-speed data communications. We cannot predict the effect of technological changes on our business. We will rely in part on third parties, including certain of our competitors and potential competitors, for the development of and access to communications and networking technology. We expect that new products and technologies applicable to our market will emerge. New products and technologies may be superior to and/or render obsolete the products and technologies that we currently use. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and evolving industry standards. We may be unable to obtain access to new technology on acceptable terms or at all, and we may be unable to adapt to new technologies and offer services in a competitive manner. Our joint development projects with Cisco and WorldCom and our strategic arrangement with Microsoft may not produce useful technologies or services for us. Further, new technologies and products may not be compatible with our technologies and business plan. In addition, many of the products and technologies that we intend to use in our network services are relatively new and unproven and may be unreliable.

WE MAY BE UNABLE TO EFFECTIVELY EXPAND OUR NETWORK SERVICES AND PROVIDE HIGH PERFORMANCE TO A SUBSTANTIAL NUMBER OF END USERS

    Due to the limited deployment of our network services, we cannot guarantee that our network will be able to connect and manage a substantial number of end users at high transmission speeds. We may be unable to scale our network to service a substantial number of end users while achieving high performance. Further, our network may be unable to achieve and maintain competitive digital transmission speeds. While digital transmission speeds of up to 7.1 Mbps are possible on certain portions of our network, that speed is not available over a majority of our network. Actual transmission speeds on our network will depend on a variety of factors and many of these factors are beyond our control, including the type of DSL technology deployed, the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors. As a result, we may not be able to achieve and maintain digital transmission speeds that are attractive in the market.

OUR SERVICES MAY SUFFER OR BE UNAVAILABLE BECAUSE THE COPPER TELEPHONE LINES WE REQUIRE MAY BE UNAVAILABLE OR IN POOR CONDITION

    Our ability to provide DSL-based services to potential customers depends on the quality, physical condition, availability and maintenance of copper telephone lines within the control of the incumbent carriers. We believe that the current condition of copper telephone lines in many cases will be inadequate to permit us to fully implement our network services. In addition, the incumbent carriers may not maintain the copper telephone lines in a condition that will allow us to implement our network effectively. The copper telephone lines may not be of sufficient quality or the incumbent carriers may claim they are not of sufficient quality to allow us to fully implement or operate our network services. Further, some telephone services employ technologies other than copper lines, and DSL might not be available over these telephone lines.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL AND ON THE PERFORMANCE OF THOSE PERSONNEL

    Our success depends on the performance of our officers and key employees, especially our Chief Executive Officer and our President and Chief Operating Officer. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees nor do we have employment agreements for fixed terms with any of our employees. Any of our employees, including any member of our senior management team, may terminate his or her employment with us at any time. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. We face intense competition for qualified personnel, particularly in software development, network engineering and product management.

WE DEPEND ON THIRD PARTIES FOR EQUIPMENT, INSTALLATION AND PROVISION OF FIELD SERVICE

    We currently plan to purchase all of our equipment from many vendors and outsource the majority of the installation and field service of our networks to third parties. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. If any of our suppliers reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us, this reduction or interruption could disrupt our business. Although multiple manufacturers currently produce or are developing equipment that will meet our current and anticipated requirements, our suppliers may be unable to manufacture and deliver the amount of equipment we order, or the available supply may be insufficient to meet our demand. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper telephone line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with the suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS

    Our operations depend on our ability to avoid damages from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. A natural disaster or other unanticipated problem at our owned or leased facilities could interrupt our services. Additionally, if an incumbent carrier, competitive carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

    Despite the implementation of security measures, our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and Internet service providers have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and also might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users.

INTERFERENCE OR CLAIMS OF INTERFERENCE COULD DELAY OUR ROLLOUT OR HARM OUR SERVICES

    All transport technologies deployed on copper telephone lines have the potential to interfere with, or to be interfered with by, other transport technologies on the copper telephone lines. We believe that our DSL technologies, like other transport technologies, do not interfere with existing voice services. We believe that a workable plan that takes into account all technologies could be implemented in a scalable way across all incumbent carriers using existing plant engineering principles. There are several initiatives underway to establish national standards and principles for the deployment of DSL technologies. We believe that our technologies can be deployed consistently with these evolving standards. Nevertheless, incumbent carriers may claim that the potential for interference permits them to restrict or delay our deployment of DSL services. Interference could degrade the performance of our services or make us unable to provide service on selected lines. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Moreover, incumbent carriers may make claims regarding interference or unilaterally take action to resolve interference issues to the detriment of our services. State or federal regulators could also institute responsive actions. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention.

WE DEPEND ON THIRD PARTIES FOR FIBER OPTIC TRANSPORT FACILITIES

    We depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas. These third party fiber optic carriers include long distance carriers, incumbent carriers and other competitive carriers. Many of these entities are, or may become, our competitors. This approach includes a number of risks. For instance, we may be unable to negotiate and renew favorable supply agreements. Further, we depend on the timeliness of these companies to process our orders for customers who seek to use our services. We have in the past experienced supply problems with certain of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future. Moreover, the fiber optic transport providers whose networks we lease may be unable to obtain or maintain permits and rights-of-way necessary to develop and operate existing and future networks.

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS

    Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services. The division of our services between interstate and intrastate services is a matter of interpretation, and in the future the Federal Communications Commission or relevant state commission authorities may contest this division. A change in the characterization of the jurisdiction of our services could cause our payment obligations to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

    We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have applied for trademarks and servicemarks on certain terms and symbols that we believe are important for our business. We currently have no patents or patent applications pending. The steps we have taken may be inadequate to protect our technology or other intellectual property. Moreover, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we rely upon to conduct our business. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, our competitors may otherwise learn or discover our trade secrets. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims.

RISKS ASSOCIATED WITH POTENTIAL GENERAL ECONOMIC DOWNTURN

    In the last few years the general health of the economy, particularly the economy of California where we have conducted a significant portion of our operations to date, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear a decline is imminent, these individuals and companies may reduce expenditures such as those for our services. Any decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Any delays would have a material and adverse effect on our business, prospects, operating results and financial condition.

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY, HAVE INTERESTS THAT MAY CONFLICT WITH THE INTERESTS OF THE HOLDERS OF PREFERRED STOCK AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY


    Our executive officers, directors and principal stockholders together beneficially own 46.6% of the total voting power of our company. Accordingly, these stockholders will effectively be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock. See "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders. Holders of the preferred stock will have no right to vote for directors or other matters submitted to a vote of the holders of common stock, except as required by law and in other limited circumstances. As such, certain decisions concerning our operations or financial structure may present conflicts of interest between the stockholders and the holders of preferred stock. The stockholders may wish to pursue acquisitions, divestitures, financings or other transactions and business strategies that, in their judgment, could enhance their investment in our company even though these transactions might involve increased risks to the holders of Series F preferred stock.


IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN

    As a result of our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

    We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, operating results and our financial condition.

THERE IS NO PUBLIC MARKET FOR THE SERIES F PREFERRED STOCK

    No trading market for the Series F preferred stock currently exists. Although the Series F preferred stock is eligible for trading in the PORTAL market, no liquid market may develop for the

Series F preferred stock, and the holders might be unable to sell them. Future trading prices of the Series F preferred stock will depend on many factors, such as:

    - prevailing interest rates;

    - our operating results; and

    - the market for similar securities.

    The initial purchasers have advised us that they intend to make a market in the Series F preferred stock. However, they are not obligated to do so, and they may discontinue any market-making activities at any time without notice. We do not intend to apply to list the Series F preferred stock on any securities exchange or automated quotation system.

WE EXPECT OUR STOCK PRICE TO BE VOLATILE

    The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to many factors, including the following:

    - our historical and anticipated quarterly and annual operating results;

    - announcements of new products or services by us or our competitors or new competing technologies;

    - the addition or loss of business or service provider customers;

    - variations between our actual results and analyst and investor expectations;

    - investor perceptions of our company and comparable public companies;

    - conditions or trends in the telecommunications industry, including regulatory developments;

    - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future equity or debt offerings or our announcements of such offerings;
      and

    - general market and economic conditions.

    In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS

    We have not paid any dividends on our common stock, and we do not intend to pay cash dividends on our common stock in the foreseeable future. Our current financing documents contain provisions which restrict our ability to pay dividends.

WE MAY BE PRECLUDED FROM PAYING CASH DIVIDENDS ON THE SERIES F PREFERRED STOCK

    Our ability to pay any dividends is subject to applicable provisions of state law. Our ability to pay cash dividends on the Series F preferred stock will be subject to the terms of the indentures governing our 2000 senior notes, 1999 senior notes and 1998 senior discount notes, and any other debt of ours which is outstanding. Under these indentures, we are restricted from paying cash dividends unless, among other things, we meet certain financial criteria. We currently do not meet these criteria and will not be able to pay cash dividends. However, the certificate of designations for the Series F preferred stock allows us, at our option, to pay dividends on the Series F preferred stock by delivering to a third party a sufficient number of shares of common stock that, upon resale by a third party, will result in net cash proceeds to a third party to make the quarterly dividend payments in cash to the holders of the Series F preferred stock.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR STOCKHOLDERS

    Our Board of Directors has adopted a stockholder rights plan. Our stockholder rights plan would cause substantial dilution to any person or group that attempts to acquire our company on terms not approved in advance by our Board of Directors. In addition, some of the provisions that may be included in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition at a premium price. These provisions include:

    - authorizing the issuance of "blank check" preferred stock;

    - providing for a classified Board of Directors with staggered, three-year terms;

    - eliminating the ability of stockholders to call a special meeting of stockholders;

    - limiting the removal of directors by the stockholders to removal for cause; and

    - requiring a super-majority stockholder vote to effect certain amendments.

    In addition, certain provisions of the Delaware General Corporation Law and our stockholder rights plan may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of more than 15% and less than 85% of our common stock.


    The indentures governing our 1998 senior discount notes, 1999 senior notes and 2000 senior notes require us to offer to repurchase all such notes for 101% of their accreted value or principal amount, as the case may be, plus any accrued interest and liquidated damages, within 30 days after a change of control. We might not have sufficient funds available at the time of any change of control to make any required payment, as well as any payment that may be required pursuant to any other outstanding indebtedness at the time, including our indebtedness to equipment financing lenders, or outstanding preferred stock. These covenants may also deter third parties from entering into a change of control transaction with us.


THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, including shares offered under this prospectus, could adversely affect the market price for the common stock. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


                                                                                                         PRO FORMA
                                                                                               -----------------------------
                               FEBRUARY 27, 1997    YEARS ENDED DECEMBER 31,    SIX MONTHS      YEAR ENDED      SIX MONTHS
                                 (INCEPTION) TO     ------------------------       ENDED       DECEMBER 31,        ENDED
                               DECEMBER 31, 1997      1998           1999      JUNE 30, 2000       1999        JUNE 30, 2000
                               ------------------   --------       ---------   -------------   -------------   -------------
                                                                  (AMOUNTS IN THOUSANDS)
Deficiency of earnings to
  cover combined fixed
  charges and preferred stock
  dividends..................       $(2,422)        $(36,334)      $(218,880)    $(271,792)      $(307,899)      $(286,014)


    We issued $300 million of 14% senior notes due 2010 on February 23, 2000. In addition, our Series E preferred stock and Series F preferred stock were issued in March 2000. Accordingly, the interest on the 14% senior notes and the dividends related to the Series E preferred stock and Series F preferred stock are not included in the historical information for the period from February 27, 1997 (inception) to December 31, 1997 or for the years ended December 31, 1998 and 1999. The interest on the 14% senior notes and the preferred stock dividends are included in the historical information for the three months ended March 31, 2000 from their respective issuance dates. The pro forma amounts are calculated assuming that the 14% senior notes and the Series E preferred stock and Series F preferred stock were outstanding since the beginning of each of the periods presented.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of securities. The securities are being sold by the stockholders described in "Selling Stockholders." We will pay for all expenses necessary to register the securities offered under this prospectus, except for selling commissions and underwriting discounts, if any.

                                DIVIDEND POLICY

    We have not paid any dividends on our common stock since our inception and do not intend to pay any dividends on our common stock in the foreseeable future. In addition, the terms of the indentures relating to our 1998 senior discount notes, our 1999 senior notes and our 2000 senior notes restrict our ability to pay dividends on our common stock and preferred stock. Dividends on the Series F preferred stock are payable when, as and if declared, in cash. We have the option to pay all or any part of a dividend on the Series F preferred stock by delivering shares of our common stock to a third party. In this event, we must deliver to the third party a number of shares of our common stock which, when resold by the third party, will result in net cash proceeds sufficient to pay the applicable dividend in cash to the holders of the Series F preferred stock.

                              SELLING STOCKHOLDERS

    We issued and sold 3,000,000 shares of Series F preferred stock to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney as initial purchasers on March 3, 2000 at a purchase price of $100 per share. The initial purchasers sold our Series F preferred stock in transactions exempt from the registration requirements of the Securities Act, to persons that the initial purchasers reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

    The registration statement of which this prospectus is a part has been filed under Rule 415 under the Securities Act to afford the holders of the Series F preferred stock or the underlying common stock the opportunity to sell their securities in public transactions rather than under an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the Series F preferred stock or the underlying common stock must notify us of its intention to sell securities and provide other information about itself and the securities it is selling as required by the Securities Act.

    No holder may offer or sell securities under this prospectus until we have been notified and until any supplement for the prospectus has been filed or an amendment to the registration statement has become effective. Additional holders of Series F preferred stock or the underlying common stock will be added to the prospectus at their request and after they have provided us with any information we have requested. We will from time to time supplement and amend the prospectus to the registration statement, as applicable, to add additional holders of Series F preferred stock or the underlying common stock and to reflect the required information.

    The following table describes the holders of Series F preferred stock or the underlying common stock which have requested to be included in this prospectus. To our knowledge no holder of Series F preferred stock or the underlying common stock has held any position, office or had any other material relationship with us or any of our affiliates during the past three years. All of the shares of Series F preferred stock are registered in the name of "Cede & Co." on the books of the transfer agent for the Series F preferred stock.


                                PREFERRED STOCK



                                                                                SHARES    SHARES OWNED
                                                            SHARES OWNED       OFFERED     AFTER THIS
                                                         BEFORE THE OFFERING   FOR SALE     OFFERING
                                                         -------------------   --------   ------------
Augusta Partners, L.P..................................          75,000         75,000            -0-
Bear, Stearns & Co. Inc................................          20,000         20,000            -0-
BNP Arbitrage SNC......................................          44,531         44,531            -0-
BNP Copper Neff Convertible Strategies Fund, L.P.......           2,969          2,969            -0-
American Variable Insurance Series, Growth-Income
  Fund (1).............................................         188,000        188,000            -0-
Chase Securities, Inc. (2).............................          26,000         26,000            -0-
Clinton Riverside Convertible Portfolio Limited........          40,000         40,000            -0-
Dallas Police & Fire Pension System....................          19,500         19,500            -0-
D.E. Shaw Investments, L.P.............................          20,000         20,000            -0-
D.E. Shaw Valence, L.P.................................          30,000         30,000            -0-
Deutsche Bank Securities Inc...........................         620,000        620,000            -0-
Donaldson, Lufkin & Jenrette Securities Corp...........          47,000         47,000            -0-
Fifth Third Bank.......................................          10,000         10,000            -0-
Goldman Sachs & Co. for the account of Ardsley O Sphere
  Fund, Ltd............................................         105,000        105,000            -0-

                                                                                SHARES    SHARES OWNED
                                                            SHARES OWNED       OFFERED     AFTER THIS
                                                         BEFORE THE OFFERING   FOR SALE     OFFERING
                                                         -------------------   --------   ------------
Goldman Sachs & Co. for the account of Ardsley Partners
  Fund I, L.P..........................................          65,000         65,000            -0-
Goldman Sachs & Co. for the account of Ardsley Partners
  Fund II, L.P.........................................          95,000         95,000            -0-
Goldman Sachs & Co. for the account of Ardsley Partners
  Institutional Fund, L.P..............................          65,000         65,000            -0-
Goldman Sachs & Co. for the account of HH Managed
  Account 1 Limited....................................          60,000         60,000            -0-
Grace Brothers, Ltd....................................          15,000         15,000            -0-
Houston Firemen's Relief and Pension Fund "B"..........           2,500          2,500            -0-
Houston Municipal Emplyees Pension System..............           4,500          4,500            -0-
The Income Fund of America (1).........................         250,000        250,000            -0-
JMG Capital Partners, L.P..............................          15,000         15,000            -0-
JMG Triton Offshore Fund, Ltd..........................          90,000         90,000            -0-
J.M. Hull Associates...................................           3,800          3,800            -0-
JP Morgan Securities...................................          75,000         75,000            -0-
LLT Limited............................................           8,000          8,000            -0-
Loomis Sayles High Yield Income Fund...................           1,000          1,000            -0-
Lyxor Master Fund......................................          22,000         22,000            -0-
McMahan Securities Company L.P.........................           5,550          5,550            -0-
Morgan Stanley & Co....................................          10,000         10,000            -0-
Philip J. Hempleman....................................          30,000         30,000            -0-
Quattro Fund, LLC......................................           4,500          4,500            -0-
RAM Trading Ltd........................................         165,000        165,000            -0-
Sagamore Hill Hub Fund Ltd.............................         100,000        100,000            -0-
Salomon Smith Barney Inc. (3)..........................          75,710         75,710            -0-
SAM Investments LDC....................................         200,000        200,000            -0-
San Diego County Employees Retirement Association......          20,000         20,000            -0-
Southport Management Partners, L.P.....................          25,000         25,000            -0-
Southport Partners International, Ltd..................          62,000         62,000            -0-
St. Claire International...............................           5,000          5,000            -0-
State of Connecticut Fund "F"..........................           7,500          7,500            -0-
Triton Capital Investments, Ltd........................          15,000         15,000            -0-
White River Securities LLC.............................          20,000         20,000            -0-
Zurich HFR Master Hedge Fund Index Ltd.................           5,000          5,000            -0-


                                  COMMON STOCK


                                                                                SHARES      SHARES OWNED
                                                           SHARES OWNED       OFFERED FOR    AFTER THIS
                                                        BEFORE THE OFFERING      SALE         OFFERING
                                                        -------------------   -----------   ------------
Augusta Partners, L.P.................................         176,250           176,250           -0-*
Bear, Stearns & Co. Inc...............................          47,000            47,000           -0-*
American Variable Insurance Series, Growth-Income
  Fund (1)............................................       7,180,000           441,800      6,738,200
BNP Arbitrage SNC.....................................         104,648           104,648           -0-*
BNP Copper Neff Convertible Strategies Fund, L.P......           6,978             6,978           -0-*
Chase Securities, Inc. (2)............................          61,100            61,100           -0-*

                                                                                SHARES      SHARES OWNED
                                                           SHARES OWNED       OFFERED FOR    AFTER THIS
                                                        BEFORE THE OFFERING      SALE         OFFERING
                                                        -------------------   -----------   ------------
Clinton Riverside Convertible Portfolio Limited.......          94,000            94,000           -0-*
Dallas Fire & Fire Pension System.....................          45,825            45,825           -0-*
D.E. Shaw Investments, L.P............................          47,000            47,000           -0-*
D.E. Shaw Valence, L.P................................          70,500            70,500           -0-*
Deutsche Bank Securities Inc..........................       1,460,825         1,457,000         3,825*
Donaldson, Lufkin & Jenrette Securities Corp..........         110,450           110,450           -0-*
Fifth Third Bank......................................          23,500            23,500           -0-*
Goldman Sachs & Co. for the account of Ardsley O
  Sphere Fund, Ltd....................................         246,750           246,750           -0-*
Goldman Sachs & Co. for the account of Ardsley
  Partners Fund I, L.P................................         152,750           152,750           -0-*
Goldman Sachs & Co. for the account of Ardsley
  Partners Fund II, L.P...............................         223,250           223,250           -0-*
Goldman Sachs & Co. for the account of Ardsley
  Partners Institutional Fund, L.P....................         152,750           152,750           -0-*
Goldman Sachs & Co. for the account of HH Managed
  Account 1 Limited...................................         141,000           141,000           -0-*
Grace Brothers, Ltd...................................          35,250            35,250           -0-*
Houston Firemen's Relief and Pension Fund "B".........           5,875             5,875            -0-
Houston Municipal Emplyees Pension System.............          10,575            10,575            -0-
The Income Fund of America (1)........................       7,325,700           587,500      6,738,200(4)
JMG Capital Partners, L.P.............................          35,250            35,250           -0-*
JMG Triton Offshore Fund, Ltd.........................         211,500           211,500           -0-*
J.M. Hull Associates..................................           8,930             8,930           -0-*
JP Morgan Securities..................................         176,250           176,250           -0-*
LLT Limited...........................................          18,800            18,800           -0-*
Loomis Sayles High Yield Fixed Income Fund............           2,350             2,350           -0-*
Lyxor Master Fund.....................................          51,700            51,700           -0-*
McMahan Securities Company L.P........................          12,925            12,925           -0-*
Morgan Stanley & Co...................................          23,500            23,500           -0-*
Philip J. Hempleman...................................          70,500            70,500           -0-*
Quattro Fund, LLC.....................................          28,200            10,575        17,625*
RAM Trading Ltd.......................................         387,750           387,750           -0-*
Sagamore Hill Hub Fund Ltd............................         235,000           235,000           -0-*
Salomon Smith Barney Inc. (3).........................         177,919           177,919           -0-*
SAM Investments LDC...................................         470,000           470,000           -0-*
San Diego County Employees Retirement Association.....          47,000            47,000           -0-*
Southport Management Partners, L.P....................          58,750            58,750           -0-*
Southport Partners International, Ltd.................         145,700           145,700           -0-*
St. Claire International..............................          11,750            11,750           -0-*
State of Connecticut Fund "F".........................          17,625            17,625           -0-*
Triton Capital Investments, Ltd.......................          35,250            35,250           -0-*
White River Securities LLC............................          47,000            47,000           -0-*
Zurich HFR Master Hedge Fund Index Ltd................          11,750            11,750           -0-*


------------------------


* Represents less than one percent of total shares outstanding as of August 14, 2000.



(1) Capital Research and Management Company serves as the investment adviser to this selling stockholder.



(2) Chase Securities, Inc. has served as co-underwriter for Rhythms Netconnections' private placements of 12 3/4% Senior Notes and 14% Senior Notes.



(3) Salomon Smith Barney Inc. served as co-underwriter for Rhythms Netconnections' private placements of Series F preferred stock, 12 3/4% Senior Notes and 14% Senior Notes.



(4) Includes a total of 6,738,200 shares of common stock, representing 8.5% of the total shares outstanding as of August 14, 2000, beneficially owned by other investment funds in which Capital Research and Management Company serves as investment adviser.

                  DESCRIPTION OF THE SERIES F PREFERRED STOCK

    THE FOLLOWING SECTION DESCRIBES ALL MATERIAL TERMS OF THE SERIES F PREFERRED STOCK, BUT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES F PREFERRED STOCK.

GENERAL

    Under the certificate of designations, 3,000,000 shares of our 6 3/4% Series F cumulative convertible preferred stock, $0.001 par value per share and $100.00 liquidation preference per share have been authorized. All shares of Series F preferred stock have been validly issued, fully paid and nonassessable.

    The holders of the shares of Series F preferred stock have no preemptive rights or preferential rights to purchase or subscribe to stock, obligations, warrants or any other of our securities.

RANKING

    The Series F preferred stock, with respect to dividend rights and upon liquidation, winding up and dissolution, rank:

    - junior to all our existing and future debt obligations;

    - junior to "senior stock", which is each class or series of our capital stock that has terms which expressly provide that that class will rank senior to the preferred stock;

    - on a parity with "parity stock", which is our Series E preferred stock, and each other class or series of our capital stock that has terms which expressly provide that that class or series will rank on a parity with the preferred stock; and

    - senior to "junior stock", which is our common stock and each class or series of our capital stock that has terms which do not expressly provide that that class or series will rank senior to or on a parity with the preferred stock.

    The terms "senior stock", "parity stock" and "junior stock" include warrants, rights, calls or options exercisable for or convertible into that type of stock.

DIVIDENDS

    The holders of the shares of Series F preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends per share at the annual rate of 6 3/4% of the $100.00 liquidation preference per share of Series F preferred stock. The dividend rate is equivalent to $6.75 per share annually. The right of the holders of the shares of Series F preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

    Dividends are payable in equal amounts on March 3, June 3, September 3 and December 3 of each year, beginning on June 3, 2000. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will accrue from the most recent date as to which dividends will have been paid or, if no dividends have been paid, from the date of the original issuance of the shares of Series F preferred stock. Dividends will be payable to holders of record as they appear in our stock records at the close of business on February 17, May 17, August 17 and November 17 of each year or on a record date which will be fixed by our board of directors and which will be not more than 60 days and not less than 10 days before the applicable quarterly dividend payment date. Dividends will be cumulative from each quarterly dividend payment date, whether or not we will have funds legally available for the payment of those dividends. Accumulated unpaid dividends accrue and cumulate dividends at the yearly rate contained on the cover page of this prospectus. Dividends payable on the shares of Series F preferred stock for any period shorter than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    Dividends on the shares of Series F preferred stock are payable in cash. We have the option to pay all or any part of a dividend by delivering shares of our common stock to the transfer agent. In this case, we must deliver to the transfer agent a number of shares of our common stock which, when resold by the transfer agent, will result in net cash proceeds sufficient to pay the applicable dividend in cash to the holders of the shares of Series F preferred stock. The holders of shares of preferred stock will not receive any shares of our common stock as a dividend.

    We will not (1) declare or pay any dividend on or (2) set apart any sum for the payment of dividends on any outstanding shares of preferred stock with respect to any dividend period unless we have declared and paid or have declared and set apart a sufficient sum for the payment of all dividends on all outstanding shares of this issue of preferred stock for all preceding dividend periods.

    We will not (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock or (2) redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, unless we have paid or set apart funds for the payment of all accrued and unpaid dividends with respect to the shares of this issue of preferred stock and any parity stock at the time those dividends are payable. As an exception to clause (1) of this paragraph, we will be able to (a) declare and pay dividends on junior stock or parity stock which are payable solely in shares of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock, or by the increase in the liquidation value of junior stock or parity stock and (b) redeem, purchase or otherwise acquire junior stock or parity stock in exchange for consideration consisting of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock.

REDEMPTION

    MANDATORY REDEMPTION

    We are required to redeem the preferred stock on March 3, 2012 at a redemption price equal to the liquidation preference per share, plus accumulated and unpaid dividends to the date of redemption. We are not required to make any sinking fund payments with respect to the Series F preferred stock.

    PROVISIONAL REDEMPTION

    We may redeem any shares of Series F preferred stock at any time prior to March 6, 2003 ("Provisional Redemption"), at a redemption price equal to the liquidation preference per share, plus accumulated and unpaid dividends to the date of redemption (the "Provisional Redemption Date") after 30 days' notice if:

    - the closing price of our common stock shall have exceeded 150% of the conversion price then in effect for at least 20 trading days in any consecutive 30-trading day period ending on the trading day prior to the date of mailing of the notice of provisional redemption (the "Notice Date," which such date shall be no more than 60 nor less than 30 days prior to the Provisional Redemption Date) and

    - the shelf registration statement covering resales of the Series F preferred stock and the common stock issuable upon conversion of the Series F preferred stock is effective and available for use and is expected to remain effective and available for use for the 30 days following the Notice Date.

    Upon any Provisional Redemption, we will make an additional payment in cash (the "Make-Whole Payment") with respect to the shares of Series F preferred stock called for redemption to the holders on the Notice Date in an amount equal to $13.79 per share of Series F preferred stock, less the amount of any dividends actually paid on such Series F preferred stock prior to the Notice Date. We will be obligated to make the Make-Whole Payment on all shares of Series F preferred stock called for Provisional Redemption, including any shares of Series F preferred stock converted after the Notice Date and prior to the Provisional Redemption Date. The indentures governing our 1998 senior discount notes, 1999 senior notes and 2000 senior notes restrict our ability to make the Make-Whole Payment which depends upon our ability to make restricted payments under those indentures. At the present time we are not permitted and, based upon our projections, we may not be permitted through the Provisional Redemption Date to make restricted payments. As such, we are not likely to be able to make the Provisional Redemption.

    OPTIONAL REDEMPTION

    Except as set forth above under "--Provisional Redemption", we may not redeem any shares of Series F preferred stock before March 6, 2003. After that date, we will have the option to redeem for cash any or all shares of Series F preferred stock, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, at the following redemption prices, expressed as a percentage of the liquidation preference per share, plus accumulated and unpaid dividends to the date of redemption, beginning on March 6 of each of the following years:

PERIOD                                         REDEMPTION PRICE
------                                         ----------------
2003.........................................      104.725%
2004.........................................      104.050%
2005.........................................      103.375%
2006.........................................      102.700%
2007.........................................      102.025%
2008.........................................      101.350%
2009.........................................      100.675%
2010 and thereafter..........................      100.000%

    In the case of any partial redemption, we will select the shares of Series F preferred stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate. However, we may redeem all the shares held by holders of fewer than 100 shares or who would hold fewer than 100 shares as a result of the redemption.

    If the redemption date falls after a dividend payment record date and before the related dividend payment date, the holders of the shares of Series F preferred stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, even if those shares are redeemed after that dividend payment record date. Except as provided for in the preceding sentence, no payment or allowance will be made for accrued dividends on any shares of preferred stock called for redemption.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of us or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Series F preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the then effective liquidation preference per share of preferred stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of Series F preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us or a reduction or decrease in our capital stock, the amounts payable with respect to shares of Series F preferred stock and all other parity stock are not paid in full, the holders of shares of Series F preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

    Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of the Company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in our capital stock.

    We are not required to set aside any funds to protect the liquidation preference of the shares of Series F preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the Series F preferred stock.

VOTING RIGHTS

    Except as required under Delaware law or as provided in the certificate of designations, the holders of the shares of Series F preferred stock will not be entitled to vote on any matter as our stockholders, except as follows:

        (1) The affirmative vote of the holders of at least a majority of the outstanding shares of Series F preferred stock, voting with holders of shares of all other series of preferred stock affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for that purpose, or by written consent in lieu of meeting, will be required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the Series F preferred stock and any of those securities affected in the same way. With respect to any matter on which the holders are entitled to vote as a separate class, each share of Series F preferred stock will be entitled to one vote.

        (2) If at any time the equivalent of six quarterly dividends payable on the shares of Series F preferred stock are accrued and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding shares of Series F preferred stock and any parity stock or senior stock having similar voting rights then exercisable, voting separately as a single class without regard to series, will be entitled to elect at the next annual meeting of our stockholders two directors to serve until all dividends accumulated and unpaid on any of those voting shares have been paid or declared and funds set aside to provide for payment in full. In exercising the voting rights described in this paragraph, each outstanding share of Series F preferred stock will be entitled to one vote.

    The creation, authorization or issuance of any other class or series of our capital stock or the increase or decrease in the amount of authorized capital stock of any of those classes or series or of the preferred stock, or any increase, decrease or change in the par value of any class or series of capital stock, including the Series F preferred stock, will not require the consent of the holders of the

Series F preferred stock and will not be deemed to affect adversely, alter or change the powers, preferences and special rights of the shares of Series F preferred stock.

CONVERSION RIGHTS

    Each share of Series F preferred stock will be convertible at any time and from time to time, at the option of the holder, into fully paid and nonassessable shares of our common stock. The number of shares of common stock deliverable upon conversion of a share of Series F preferred stock, adjusted as provided under "-- Adjustments to the Conversion Price", is referred to in this document as the "conversion ratio". The conversion ratio will be 2.35 and will equal the ratio the numerator of which will be the $100.00 liquidation preference per share and the denominator of which will be the conversion price. The conversion price will be $42.56, subject to adjustment from time to time.

    A holder of shares of Series F preferred stock may convert any or all of those shares by surrendering to us at our principal office or at the office of the transfer agent, as may be designated by our board of directors, the certificate or certificates for those shares of Series F preferred stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions of this section and specifying the name or names in which the holder wishes the certificate or certificates for shares of common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of Series F preferred stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and nonassessable full shares of our common stock to which the holder, or the holder's transferee, of shares of Series F preferred stock being converted will be entitled and (b) if less than the full number of shares of Series F preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of Series F preferred stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of common stock and accrued and unpaid dividends with respect to the shares of Series F preferred stock being converted, and the person entitled to receive the shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.

    If a holder of shares of Series F preferred stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of conversion, but those shares will continue to be entitled to receive all accrued dividends which the holder is entitled to receive through the last preceding dividend payment date. Any accrued and unpaid dividends will be payable by us as and when those dividends are paid to any remaining holders or, if none, on the date which would have been the next succeeding dividend payment date had there been remaining holders or at a later time when we believe we have adequate available capital under applicable law to make such a payment. However, shares of Series F preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend declared in respect of those shares.

    In case any shares of Series F preferred stock are to be redeemed, the right to convert those shares of Series F preferred stock will terminate at the close of business on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

    We will make no payment or adjustment to any holder of shares of Series F preferred stock surrendered for conversion in respect of any accrued and unpaid dividends on the shares of Series F preferred stock surrendered for conversion.

    In connection with the conversion of any shares of Series F preferred stock, no fractions of shares of common stock will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to (a) the fractional interest multiplied by the liquidation preference per share, divided by (b) the conversion price. If more than one share of Series F preferred stock will be surrendered for conversion by the same holder at the same time, the number of full shares of common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of Series F preferred stock so surrendered.

    We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Series F preferred stock a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Series F preferred stock if necessary to permit the conversion of all outstanding shares of Series F preferred stock. Before the delivery of any securities which we will be obligated to deliver upon conversion of the preferred stock, we will comply with all applicable federal and state laws and regulations which require action to be taken by us. All shares of common stock delivered upon conversion of the Series F preferred stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

ADJUSTMENTS TO THE CONVERSION PRICE

    The conversion price is subject to adjustment in certain events, including, without duplication:

    - the issuance of shares of common stock as a dividend or distribution on the common stock,

    - the subdivision or combination of the outstanding stock,

    - the issuance to all or substantially all holders of common stock of rights or warrants to subscribe for or purchase any common stock (or securities convertible into common stock) at a price per share less than the current market price per share,

    - the distribution to all or substantially all holders of common stock of shares of our capital stock (other than common stock), evidences or indebtedness or other non-cash assets, and

    - the distribution to all or substantially all holders of common stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of common stock made within the preceding 12 months not triggering a conversion price adjustment) exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare the distribution.

    We will not, however, be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion price by at least 1%, that change in the conversion price will be given effect. In the event that, at any time as a result of the provisions of this section, the holder of shares of Series F preferred stock upon subsequent conversion become entitled to receive any shares of our capital stock other than common stock, the number of those other shares so receivable upon conversion of shares of preferred stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

    We from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days or any longer period required by law and if the reduction is irrevocable during the period, but the conversion price may not be less than the par value of the Series F preferred stock.

    In any case in which this section requires that an adjustment as a result of any event become effective from and after a record date, we may elect to defer until after the occurrence of that event (a) issuing to the holder of any shares of Series F preferred stock converted after that record date and before the occurrence of that event the additional shares of common stock issuable upon that conversion over and above the shares issuable on the basis of the conversion price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of common stock.

    If we take a record of the holders of our common stock for the purpose of entitling them to receive a dividend or other distribution, and after this and before the distribution our shareholders legally abandon our plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of our common stock issuable upon conversion of shares of Series F preferred stock or in the conversion price then in effect will be required by reason of the taking of that record.

    Our board of directors will have the power to resolve any ambiguity or correct any error in this section, and its action in so doing will be final and conclusive.

CHANGE IN CONTROL PUT RIGHT

    For purposes of this section, "change in control" of us means the occurrence of any of the following:

    - any "person" or "group", as those terms are used in Sections 13(d) or 14(d) of the Exchange Act, other than a "permitted holder", is or becomes the beneficial owner, as that term is used in Rules 13d-3 or 13d-5 under the Exchange Act (except that a person shall be deemed to have "beneficial ownership" of all securities that such person has or acquires the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of all of our voting stock (except that the person or group shall not be deemed to be the "beneficial owner" of shares tendered pursuant to a tender or exchange offer by that person or group or any of their affiliates until the tendered shares are accepted for purchase or exchange) and has, directly or indirectly, the right to elect or designate a majority of our board of directors;

    - during any consecutive two-year period, "continuing directors" cease for any reason to constitute a majority of our board of directors;

    - we consolidate with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to which our voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) our outstanding voting stock is converted into or exchanged for (1) voting stock (other than disqualified stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in any amount which could be paid by us as a restricted payment under the indentures governing our 1998 senior discount notes, the 1999 senior notes and the 2000 senior notes, (ii) the beneficial owners of our voting stock before such transaction own, directly or indirectly, immediately after such transaction, at least a majority of the voting power of all voting stock of the surviving or transferee corporation or its parent corporation immediately after such transaction, as applicable, or
      (iii) immediately after such transaction, no "person" or "group" (as such terms are defined above), directly or indirectly, excluding the permitted holders, is the "beneficial owner" (as defined above), directly or indirectly, of more than 50% of the voting stock of such surviving or transferee corporation or its parent corporation, as applicable, or has, directly or indirectly, the right to elect or designate a majority of the board of directors of the surviving or transferee corporation or its parent corporation, as applicable.

    For purposes of the above paragraph, "permitted holder" means Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caulfield & Byers, The Sprout Group and Catherine M. Hapka and their respective affiliates; and "continuing directors" means individuals who at the beginning of the period of determination constituted our board of directors, together with any new directors whose election by that board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved.

    Notwithstanding the above, a change of control of us will be deemed not to have occurred if the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price then in effect immediately preceding the change of control.

    If there is a change in control of us, each holder of shares of Series F preferred stock will have the right to require us to purchase all or any part of that holder's shares of Series F preferred stock at a purchase price in cash equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends on those shares to the date of purchase. Within 30 days following any change in control, we will mail a notice to each holder describing the transaction or transactions that constitute the change in control and offering to purchase that holder's preferred stock on the date specified in that notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed.

    We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of Series F preferred stock as a result of a change in control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this section, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under this section.

    On the date scheduled for payment of the shares of Series F preferred stock, we will, to the extent lawful, (a) accept for payment all shares of Series F preferred stock properly tendered, (b) deposit with the transfer agent an amount equal to the purchase price of the shares of Series F preferred stock so tendered and (c) deliver or cause to be delivered to the transfer agent shares of Series F preferred stock so accepted together with an officers' certificate stating the aggregate liquidation preference of the shares of Series F preferred stock being purchased by us. The transfer agent will promptly mail or deliver to each holder of shares of preferred stock so tendered the applicable payment for those shares of Series F preferred stock, and the transfer agent will promptly countersign and mail or deliver, or cause to be transferred by book-entry, to each holder new shares of Series F preferred stock equal in liquidation preference to any unpurchased portion of the shares of Series F preferred stock surrendered, if any. We will publicly announce the results of our offer on or as soon as practicable after the payment date for the purchase of shares of Series F preferred stock in connection with a change in control.

    We will not be required to make an offer to purchase any shares of Series F preferred stock upon the occurrence of a change in control if a third party makes that offer in the manner, at the times and otherwise in compliance with the requirements described in this section and purchases all shares of Series F preferred stock validly tendered and not withdrawn.

    The right of the holders of shares of Series F preferred stock described in this section will be subject to our obligation to offer to purchase and purchase all our 1998 senior discount notes, 1999 senior notes and 2000 senior notes that have been tendered for purchase in connection with a change in control of the Company. In addition, the right of the holders of shares of Series F preferred stock described in this section will be subject to the repurchase or repayment of our future indebtedness, which we are required to repurchase or repay in connection with a change in control. When we have satisfied these obligations and, subject to the legal availability of funds for this purpose, we will purchase all shares tendered upon a change in control.

REGISTRATION RIGHTS

    On March 3, 2000 we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we:

    - agreed to file, within 90 days of the closing date of the sale of the Series F preferred stock, a shelf registration statement with the SEC on the appropriate form under the Securities Act with respect to the shares of Series F preferred stock and common stock into which the shares of Series F preferred stock may be converted to cover resales by the holders;

    - use our reasonable best efforts to cause this registration statement to be declared effective, subject to some exceptions, on or before 180 days after the closing date of the sale of the Series F preferred stock; and

    - subject to certain "black-out" periods not to exceed 90 days in the aggregate in any consecutive 365-day period, use our reasonable best efforts to cause this registration statement to remain effective, subject to some exceptions, until the earlier of (a) two years following the effective date of the registration statement and (b) until all shares of Series F preferred stock and common stock covered by that registration statement have been sold under that registration statement.

    We cannot assure you that we will be able to file, cause to be declared effective or keep a registration statement effective for the required period.

    Holders of shares of Series F preferred stock will be required to deliver certain information to be used in connection with the shelf registration statement within the time periods indicated in the registration rights agreement in order to have their shares of Series F preferred stock or common stock into which the shares of Series F preferred stock may be converted included in the shelf registration statement.

    If the shelf registration statement is not filed or declared effective by the dates set forth above or if it ceases to be effective or usable in connection with resales of shares of Series F preferred stock and common stock during the periods specified in the registration rights agreement--we will refer to that event as a "registration default"--then we will pay to each holder of shares registrable under the registration rights agreement, with respect to the first 90-day period immediately following the occurrence of a registration default, additional dividends on the Series F preferred stock in an amount equal to 0.50% per year, which we will refer to as "special dividends". The amount of the special dividends will increase by an additional 0.25% per year with respect to any subsequent 90-day period, but in no event will that rate exceed 1.00% per year in the aggregate regardless of the number of registration defaults, until all registration defaults have been cured. If, after the cure of all registration defaults then in effect, there is a subsequent registration default, the special dividend rate for that subsequent registration default will initially be 0.25%, regardless of the special dividend rate in effect with respect to any prior registration default at the time of the cure of that registration default. All

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
accrued special dividends will be paid to the holders entitled to those dividends, in the manner provided for the payment of dividends in the certificate of designations.

    Special dividends, like ordinary dividends, will be paid in cash, although we will have the option to deliver shares of our common stock to the transfer agent for the preferred stock, which will resell those shares of common stock and use the proceeds to pay special dividends in cash to the holders.

    This is a summary of some important provisions of the registration rights agreement. This summary is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

PORTAL

    The shares of Series F preferred stock sold to qualified institutional buyers are eligible to trade in the Private Offerings, Resales and Trading through Automated Linkages or "PORTAL" market.

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT


    The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of preferred stock is Computershare Trust Company, Inc., formerly American Securities Transfer & Trust, Inc.


BOOK-ENTRY ISSUANCE

    The shares of preferred stock were issued as one global certificate registered in the name of DTC or its nominee.

    Purchasers of shares of Series F preferred stock may only hold interests in the global certificates through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry certificate will hold that certificate indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom".

    The shares of Series F preferred stock of each beneficial owner of a book-entry certificate will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of shares of Series F preferred stock will generally not be entitled to have the shares represented by the global certificates registered in its name and will not be considered the owner under our articles of incorporation or by-laws. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of shares of Series F preferred stock. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability of a beneficial owner to transfer book-entry shares of Series F preferred stock.

    A beneficial owner of book-entry shares of Series F preferred stock represented by a global certificate may exchange the shares for definitive (paper) shares of Series F preferred stock only if:

    - DTC is unwilling or unable to continue as depositary for that global certificate and we do not appoint a qualified replacement for DTC within 90 days; or

    - we, in our sole discretion, decide to allow some or all book-entry certificates to be exchangeable for definitive shares of preferred stock in registered form.

    Any global certificate that is so exchanged will be exchanged in whole for definitive shares of Series F preferred stock in registered form, with the same terms and of an equal aggregate liquidation preference. Definitive shares of Series F preferred stock will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the Series F preferred stock. DTC may base its written instruction upon directions that it receives from its participants.

    In this prospectus, references to actions taken by holders of shares of Series F preferred stock will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to holders of shares of preferred stock will mean payments and notices of redemption to DTC as the registered holder of the shares of Series F preferred stock for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

    We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

    DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not appointed, share certificates are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the shares of Series F preferred stock. In that event, certificates for the shares will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of that information.

                               TAX CONSIDERATIONS

    The following is a discussion of the material United States federal income considerations with respect to the ownership and disposition of the preferred stock and shares of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof (all as of the date hereof and all of which are subject to change, possibly with retroactive effect). This discussion does not address all United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to certain holders that may be subject to special treatment under United States federal income tax laws, such as banks, insurance companies, tax-exempt entities and certain United States expatriates. Furthermore, the following discussion does not discuss any aspects of foreign, state or local taxation. The following discussion is limited to United States Holders who will hold the preferred stock or common stock as capital assets.

    For purposes of this discussion, you are a "United States Holder" if you are a beneficial owner of preferred stock or common stock that for United States federal income tax purposes is:

    - a citizen of the United States or an individual who is a resident of the United States,

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
    - a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof (and any other partnership treated as a domestic partnership under Treasury regulations),

    - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

    - a trust, if both (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

    EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR PREFERRED STOCK AND SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

    PREFERRED STOCK

    We have the option of making certain dividend payments to you by issuing shares of our common stock to a third party, who will distribute the cash proceeds of their sale to you (together with any top up payment, if necessary). For United States federal income tax purposes, we will treat the payment of such proceeds (together with any such top up payments) as the payment of a cash dividend to you by us, although no assurances can be given that the Internal Revenue Service will not assert different treatment.

    DIVIDENDS. If you are a United States Holder, dividends paid to you on the preferred stock will be taxable as ordinary income to the extent of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent a dividend is not attributable to our current or accumulated earnings and profits, that dividend will first reduce your tax basis in the preferred stock, and then be treated as capital gain to the extent that the amount exceeds that basis. We do not believe that we have current or accumulated earnings and profits at this time. Accordingly, until such time as we have current or accumulated earnings and profits for United States federal income tax purposes, dividends paid on the preferred stock will reduce your tax basis in the preferred stock or be treated as capital gain.

    DIVIDENDS RECEIVED DEDUCTION. Dividends on the preferred stock will not be eligible for the dividends received deduction unless and until we have current or accumulated earnings and profits for United States federal income tax purposes. At that time, subject to certain exceptions and limitations, if you are a corporation, you may be entitled to a dividends received deduction equal to 70 percent of the amount of any dividend attributable to our current or accumulated earnings and profits. However, this deduction may be restricted, eliminated or offset by other tax rules that limit the availability of the dividends received deduction.

    The dividends received deduction is reduced if you have incurred indebtedness that is directly attributable to your investment in the preferred stock or do not meet certain holding period requirements. Under the holding period requirements, you must hold the preferred stock for more than 45 days during the 90 day period surrounding the ex-dividend date or, in the event of certain arrearages, 90 days during the 180 day period surrounding the ex-dividend date. For these purposes, the holding period does not include any period during which you have diminished your risk of loss with respect to the preferred stock.

    Further, if a dividend

    - equals or exceeds five percent of your adjusted tax basis in the preferred stock (treating all dividends having ex-dividend dates within an 85-day period as one dividend) or

    - exceeds 20 percent of your adjusted tax basis in the preferred stock (treating all dividends having ex-dividend dates within a 365-day period as one dividend),

the dividend may constitute an "extraordinary dividend" that requires you to reduce your adjusted tax basis in the preferred stock by the amount of the dividend excluded from income under the dividends received deduction provisions and to recognize gain in the amount that the extraordinary dividend exceeds your basis in the shares.

    You should also consider the effect of the corporate alternative minimum tax, which imposes a minimum tax of 20 percent of a corporation's alternative minimum taxable income for a taxable year. For purposes of the corporate alternative minimum tax, alternative minimum taxable income is increased by 75 percent of the amount by which a corporation's adjusted current earnings in the taxable year exceeds its alternative minimum taxable income. The amount of any dividend on the preferred stock that is included in adjusted current earnings will not be reduced by any dividends received deduction that is allowed with respect to such dividend.

    REDEMPTION PREMIUM. Upon the occurrence of the Provisional Redemption, you may receive in addition to the liquidation preference a payment of cash that may constitute a redemption premium under Section 305(c) of the Code. All or a portion of the redemption premium may be viewed as a constructive distribution (and thus as dividends depending upon the presence of current or accumulated earnings and profits) that accrues over the period during which the preferred stock cannot be called for redemption. Such accrual will arise due to the Provisional Redemption feature only if, based on all of the facts and circumstances as of the date the preferred stock is issued, redemption pursuant to the Provisional Redemption were more likely than not to occur. We believe that the Provisional Redemption would not be treated as more likely than not to be exercised under these rules, so that the redemption premium would not be a constructive distribution under Section 305(c) of the Code.

    SALE OR OTHER DISPOSITION. Subject to the discussion in the following paragraph, you generally will recognize capital gain or loss on a sale or other disposition of your preferred stock in an amount equal to the difference between your amount realized and your adjusted tax basis in the preferred stock. Your adjusted tax basis will initially be your cost, and will be reduced by any dividends you receive on the preferred stock to the extent such dividends are not attributable to our current or accumulated earnings and profits. If you are an individual United States Holder and your holding period for the preferred stock is more than one year, capital gains in respect of that stock will be subject to tax at a maximum rate of 20 percent.

    REDEMPTION. A redemption or other purchase by us of your preferred stock for cash will be treated, depending on the facts and circumstances, as (1) a distribution on our stock or (2) a taxable exchange of your preferred stock. Such a transaction will be treated as a taxable exchange of your preferred stock if the transaction results in either:

    - a complete termination of your interest in our stock,

    - a "meaningful reduction" (as determined under Section 302 of the Code) of your interest in our stock.

    In determining whether any of these has occurred, you will be deemed to own stock that is owned by persons that are treated as related to you for United States federal income tax purposes or that is the subject of an option held by you (including your conversion option) or by such a related person.

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
    If the redemption or other purchase is not treated as a taxable exchange, the amounts received by you will be treated in the same manner as dividends paid on the preferred stock, as described above.

    CONVERSION. The conversion by you of your preferred stock into common stock will not give rise to the recognition of income, gain or loss at the time of conversion, assuming that you do not receive cash from us at that time and that none of the common stock you receive is attributable to accrued but unpaid dividends. Cash received in lieu of fractional shares of common stock will be treated as if you received the fractional share and exchanged it for cash; the excess, if any, of such cash over your adjusted tax basis attributable to the fractional share should be treated as capital gain. You will have an aggregate adjusted tax basis in the common stock that is equal to your aggregate adjusted tax basis in your preferred stock at the time of conversion.

    ADJUSTMENT TO CONVERSION RATIO. Adjustments to the conversion ratio of the preferred stock may result in a dividend to you pursuant to Section 305 of the Code if the adjustment has the effect of increasing your proportionate interest in our earnings and profits or assets. Such dividend would be taxable to you in the manner described above. In general, anti-dilution adjustments are not treated as resulting in deemed distributions. However, adjustments considered to compensate for taxable cash or property distributions to other shareholders would result in a taxable deemed distribution to you.

    COMMON STOCK

    Dividends on the common stock will be taxable to you in the manner and under the circumstances described for dividends on the preferred stock above. If you are a corporation, you will be eligible for the dividends received deduction in the manner and under the circumstances described with respect to the preferred stock above, and generally subject to the same limitations. In addition, upon a redemption, sale or other disposition by you of the common stock, you will be taxable in the same manner and under the circumstances described for the preferred stock above. Your holding period of common stock received on conversion will include your holding period for the preferred stock in respect of which the Common Stock was received, and your initial tax basis in such stock will be as described in "--Conversion" above.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    Payments made by a U.S. paying agent or other United States intermediary broker in respect of our stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, (i) if you furnish a correct taxpayer identification number and make any other required certification, or (ii) if you are otherwise exempt from backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your United States federal income tax, provided that you have complied with applicable reporting obligations.

    THE ABOVE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR PREFERRED STOCK AND COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX JURISDICTION.

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds from the sale of the securities offered under this prospectus. The selling stockholders may sell the securities directly from time to time to purchasers. Alternatively, the selling stockholders may from time to time offer the securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities. The selling stockholders and any brokers, dealers or agents who participate in the sale of the securities may be considered "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be considered underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be considered underwriters, the selling stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    The selling stockholders may sell the securities offered under this prospectus from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The securities may be sold in different ways including by one or more of the following methods:

    - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

    - an exchange distribution in accordance with the rules of that exchange,

    - face-to-face transactions between sellers and purchasers without a broker-dealer, and

    - through the writing of options.

    At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will contain the amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders selling securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

    To the best of our knowledge, there are currently no plans, arrangements or understandings between any holders and any broker, dealer, agent or underwriter regarding the sale of the securities. There is no assurance that any holder will sell any or all of the securities offered under this prospectus or that any holder will not transfer, devise or gift the securities by other means not described in this prospectus.

    The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M, which may limit the timing of purchases and sales of any of the securities by you and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

    Under the registration rights agreement entered into in connection with our offer and sale of the Series F preferred stock, we and the holders selling securities under this prospectus will be indemnified by the other against specific liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

    - our network rollout plans and strategies;

    - development and management of our business;

    - our ability to attract, retain and motivate qualified personnel;

    - success of our strategic alliances;

    - our ability to attract and retain customers;

    - the extent of acceptance of our services;

    - the market opportunity and trends in the markets for our services;

    - our ability to upgrade our technologies;

    - prices of telecommunication services;

    - the nature of regulatory requirements that apply to us;

    - our ability to obtain any required governmental authorizations;

    - our future capital expenditures and needs;

    - our ability to obtain financing on commercially reasonable terms;

    - our ability to compete; and

    - the extent and nature of competition.

    These statements may be found in this section, in the front inside cover of this prospectus, in the sections of this prospectus entitled "Risk Factors" and in this prospectus generally.

    We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

    - our ability to successfully market our services to current and new customers;

    - our ability to generate customer demand for our services in our target markets;

    - the development of our target market and market opportunities;

    - market pricing for our services and for competing services;

    - the extent of increasing competition;

    - our ability to acquire funds to expand our network;

    - the ability of our equipment and service suppliers to meet our needs;

    - trends in regulatory, legislative and judicial developments;

    - our ability to scale our business to meet the demands of our customers;

    - our ability to control our corporate overhead while rapidly growing our business;

    - the mix of our services that our customers purchase at different prices;

    - our ability to manage growth of our operations; and

    - our ability to access regions and enter into suitable interconnection agreements with incumbent carriers.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 LEGAL MATTERS

    Brobeck, Phleger & Harrison LLP, Broomfield, Colorado, will pass upon the validity of the preferred stock and common stock for us.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule incorporated by reference in this registration statement to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of this material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the Public Reference Room by calling the SEC at
(800) 732-0330. In addition, we are required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is listed on Nasdaq reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500 U.S.A.

    You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    In making an investment decision regarding the Series F preferred stock or common stock, you must rely on your own examination of us and the terms of the offering, including the merits and risks involved. The contents of this prospectus are not to be considered as legal, business or tax advice. You should consult your own counsel, accountants or other advisors as to legal, tax, business, financial and related aspects of a purchase of the shares of Series F preferred stock or common stock.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    This prospectus incorporates certain documents about us by reference which are not presented in this prospectus or delivered with this prospectus. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 30, 2000;


    - our Definitive Proxy Statement on Schedule 14A, filed on April 10, 2000;



    - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed on May 12, 2000;



    - our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed on August 14, 2000; and


    - the description of our common stock contained in our registration statement on Form 8-A filed on April 8, 1999.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the depositary shares offered by this prospectus have been sold:

    - reports filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - any reports filed under Section 15(d) of the Exchange Act.

    The reports and other documents that we file after the date of this prospectus will update and supercede the information in this prospectus.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

    Rhythms NetConnections Inc.

    9100 East Mineral Circle

    Englewood, Colorado 80112

    (303) 476-4200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                                   3,000,000
                 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                      AND 7,050,000 SHARES OF COMMON STOCK
                         ISSUABLE ON CONVERSION OF THE
                 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                         -----------------------------

                                   PROSPECTUS

                         -----------------------------

                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the registration fee and the Nasdaq National Market fee.

Registration fee............................................  $ 79,200
Nasdaq National Market Listing Fee..........................    17,500
Printing and engraving expenses.............................    50,000
Legal fees and expenses.....................................    50,000
Accounting fees and expenses................................    40,000
Miscellaneous expenses......................................    10,000
                                                              --------
    Total...................................................  $246,700
                                                              ========

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section 1 of our Restated Bylaws provides that we shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnify thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director of officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of our Restated Certificate of Incorporation provides that a director of ours shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    We have entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonable entitled to indemnity for expenses), for settlements not approved by us or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    We have purchased director's and officers' liability insurance. We intend to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

    We have an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
       3.1(8)           Restated Certificate of Incorporation of Rhythms
                        Netconnections Inc.
       3.2(8)           Certificate of Amendment of Restated Certificate of
                        Incorporation of the Registrant.

       3.3(2)           Certificate of Designation of Series 1 Junior Participating
                        Preferred Stock of Registrant.

       3.4(2)           Restated Bylaws of the Registrant.

       3.5(7)           Certificate of Designation of 6 3/4% Series F Convertible
                        Preferred Stock of Registrant.

       3.6(7)           Certificate of Designation of 8.25% Series E Convertible
                        Preferred Stock of Registrant.

       4.1(2)           Form of Certificate of common stock.

       4.2(1) Indenture, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, including form of the Registrant's 13 1/2% Senior Discount Notes due 2008,
                        Series A and form of Registrant's 13 1/2% Senior Discount
                        Notes due 2008, Series B.

       4.3(1) Warrant Agreement, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust Company of
                        California, N.A.

       4.4(1)           Warrant Registration Rights Agreement, dated as of May 5,
                        1998, by and among the Registrant and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce, Penner & Smith Incorporated, and
                        Donaldson, Lufkin & Jenrette Securities Corporation.

       4.5(2)           Warrant to Purchase Shares of Common Stock, dated May 19,
                        1998, by and between the Registrant and Sun Financial
                        Group, Inc.

       4.6(2) Common Stock Purchase Warrant, dated March 3, 1999, by and between the Registrant and MCI WorldCom Venture Fund, Inc.

       4.7(2)           Common Stock Purchase Warrant, dated March 16, 1999, by and between the Registrant and Microsoft Corporation.

       4.8(2)           Warrant to Purchase Shares of Common Stock, dated March 31,
                        1999, by and between Registrant and GATX Capital
                        Corporation.

       4.9(2) Warrant Purchase Agreement, dated as of April 6, 1999, by and between Registrant and MCI WorldCom Venture Fund, Inc.

       4.10(2) Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and MCI WorldCom Venture Fund, Inc.

       4.11(2) Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and U.S. Telesource, Inc.

       4.12(2)          Common Stock Purchase Warrant, dated April 5, 1999, by and among the Registrant and Cisco Systems Capital Corporation.

       4.13(2)          Rights Agreement, dated April 2, 1999, by and among
                        Registrant and American Securities Transfer & Trust, Inc.

       4.14(3) Indenture, dated as of April 23, 1999, by and between the Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, Including form of the Registrant's 12 3/4% Senior Notes due 2009, Series A and form of the Registrant's 12 3/4% Senior Notes due 2009,
                        Series B.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
       4.15(3)          Notes Registration Rights Agreement, dated as of April 23,
                        1999, by and among the Registrant and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon
                        Smith Barney Inc. and Chase Securities Inc.

       4.16(3) Pledge and Escrow Agreement, dated as of April 23, 1999, from the Registrant as Pledgor to State Street Bank and Trust Company of California, N.A., as trustee.

       4.17(4)          Amendment No. 1 to Warrant Agreement, dated as of August,
                        1999 between the Registrant and State Street Bank and Trust
                        Company of California, N.A.

       4.18(7)          Indenture, dated February 23, 2000, by and between the
                        Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, including form of the
                        Registrant's 14% Senior Notes due 2010, Series A and form of the Registrant's 14% Senior Notes due 2010, Series B.

       4.19(7)          Notes Registration Statement, dated as of February 23, 2000, among the Registrant, Merrill Lynch & Co., Merrill Lynch,
                        Pierce, Fenner and Smith Incorporated, and Salomon Smith
                        Barney Inc., Chase Securities Inc., and Credit Suisse First
                        Boston.

       4.20(7) Registration Rights Agreement, dated March 3, 2000, by and among the Registrant and Merrill Lynch, Pierce, Fenner and
                        Smith Incorporated and Salomon Smith Barney Inc.

       4.21(7)          Registration Rights Agreement, dated March 16, 2000, by and among the Registrant and the entities listed on Schedule I thereto.

       4.22(9) Rhythms Netconnections Inc. 2000 Stock Award Plan and Form of Stock Award Agreement.

       4.23(10)         Amended and Restated Rhythms Netconnections Inc. 2000 Stock
                        Award Plan and Form of Stock Award Agreement.

       5.1(11)          Opinion of Brobeck Phleger & Harrison LLP.

       9.1(1)           Voting Trust Agreement, dated as of May 5, 1998, by and
                        among Sprout Capital VII, L.P., Donaldson Lufkin & Jenrette
                        Securities Corporation, and First Union Trust Company,
                        National Association, as trustee.

       9.2(1)           Voting Trust Agreement, dated as of March 12, 1998, by and between Enron Communications Group, Inc. and the Registrant, as trustee.

      10.1(1)           Series A Preferred Stock Purchase Agreement, dated July 3,
                        1997, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.2(1)           Subsequent Closing Purchase Agreement, dated December 23,
                        1997, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.3(1)           Series B Preferred Stock Purchase Agreement, dated
                        March 12, 1998, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.4(2)           Enterprise Services Solution Agreement between Cisco
                        Systems, Inc. and the Registrant, dated December 3, 1998

      10.5(2)           Series C Preferred Stock Purchase Agreement, dated March 3,
                        1999, by and among the Registrant and MCI WorldCom Venture
                        Fund, Inc.

      10.6(2)           Amended and Restated Investors' Rights Agreement, dated
                        March 3, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.7(2) Agreement, dated March 3, 1999, by and between the Registrant and MCI WorldCom, Inc.

      10.8(2) Series C Preferred Stock and Warrant Purchase Agreement, dated March 16, 1999, by and among the Registrant and Microsoft Corporation.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
      10.9(2)           Amended and Restated Investors' Rights Agreement, dated
                        March 16, 1999, by and among the Registrant and the
                        Investors listed on Schedule A thereto.

      10.10(2) Distribution Agreement, dated March 16, 1999, by and among the Registrant and Microsoft Corporation.

      10.11(1)          Master Lease Agreement No. 1642 and Addendum thereto, each dated November 19, 1997, and Second Addendum thereto, dated as of May 19, 1998, between the Registrant and Sun Financial
                        Group, Inc.

      10.12(2)          Business Lease (Single Tenant) between the Registrant and BR
                        Venture, LLC dated September 1998.

      10.13(1)          Employment Agreement between the Registrant and Catherine M.
                        Hapka, dated June 10, 1997.

      10.14(1)          1997 Stock Option/Stock Issuance Plan.

      10.15(2)          1999 Stock Incentive Plan.

      10.16(2)          1999 Employee Stock Purchase Plan.

      10.17(1)          Form of Indemnification Agreement between the Registrant and each of its directors.

      10.18(1)          Form of Indemnification Agreement between the Registrant and each of its officers.

      10.19(2)          QuickStart Loan and Security Agreement, dated October 29,
                        1997, between the Registrant and Silicon Valley Bank.

      10.20(2)          Third Addendum, dated March 31, 1999, to Master Lease
                        Agreement, dated November 19, 1997, by and among Company and
                        GATX Capital Corporation

      10.21(2)          Master Lease Agreement, dated March 31, 1999, by and among
                        Company and GATX Capital Corporation.

      10.22(2)          First Addendum, dated March 31, 1999, to Master Lease
                        Agreement, dated March 31, 1999, by and among Company and GATX Capital Corporation.

      10.23(2)          Amendment No. 1, dated April 6, 1999, to Framework
                        Agreement, dated March 3, 1999, by and among the Registrant and MCI WorldCom, Inc.

      10.24(2) Series C Preferred Stock and Warrant Purchase Agreement, dated April 6, 1999, by and among the Registrant and U.S
                        Telesource, Inc.

      10.25(2)          Series D Preferred Stock Purchase Agreement, dated April 6,
                        1999, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.26(2)          Amended and Restated Investors' Rights Agreement, dated
                        April 6, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.27(2)          Lease Agreement, dated April 5, 1999, by and among the
                        Registrant and Cisco Systems Capital Corporation.

      10.28(3)          Amendment No. 2, dated May 10, 1999, to Framework Agreement, dated March 3, 1999, by and among the Registrant and MCI
                        WorldCom, Inc.

      10.29(4)          Employment Agreement with Steve Stringer.

      10.30(2)          Employment Agreement with Michael Lanier.

      10.31(5)          Master Lease Agreement, dated July 30, 1999, by and between the Company and GATX Capital Corporation

      10.32(6) ACI Plus Service Agreement, dated April 6, 1999, by and between the Company and Qwest Communications Corporation.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
      10.33(7)          Joint Venture Agreement, dated January 1, 2000, by and
                        between the Registrant, Rhythms Links, Inc. and Optel
                        Communications Corporation.

      10.34(7)          Preferred Stock and Warrant Purchase Agreement, dated
                        February 6, 2000 by and between the Registrant and the Purchasers listed on Schedule I thereto.

      10.35 Amendment to Rights Agreement, dated February 6, 2000, by and between Rhythms Netconnections Inc. and Computershare
                        Trust Company, Inc.

      10.36(7)          Purchase Agreement, dated February 16, 2000, by and between the Registrant and the Initial Purchasers listed on Schedule
                        I thereto.

      10.37(7) Purchase Agreement, dated February 28, 2000 by and between the Registrant and Merrill Lynch & Co., Merrill Lynch,
                        Pierce, Fenner & Smith Incorporated and Salomon Smith
                        Barney Inc.

      10.38(7)          Employment Agreement with David J. Shimp.

      10.39(7)          Employment Agreement with Scott C. Chandler.

      10.40(4)          Plus Service Agreement, dated April 6, 1999, by and between the Registrant and Qwest Communications Corporation.

      10.41(8) Sublease, dated January 1, 2000, by and between the Registrant and Cyprus Amax Minerals Company

      10.42(13)         Purchase and Sale Agreement, dated April 6, 2000, by and
                        between Rhythms Netconnections Inc. and MGA Development
                        Associates, L.P.

      10.43(13)         Special Warranty Deed, dated May 8, 2000, by and between
                        Rhythms Netconnections Inc. and MGA Development
                        Associates, L.P.

      10.44(13)         Dividend Payment Agreement, dated June 2, 2000, by and
                        between Rhythms Netconnections Inc. and American Securities
                        Transfer & Trust, Inc.

      12.1(12) Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.

      21.1(2)           Subsidiaries of the Registrant.

      23.1*             Consent of PricewaterhouseCoopers LLP

      24.1(11)          Powers of Attorney.

      27.1(13)          Financial Data Schedule


------------------------


*   To be filed by amendment.


(1) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-59393) and incorporated herein by reference.

(2) Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-72409) and incorporated herein by reference.

(3) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-82637) and incorporated herein by reference.

(4) Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-82867) and incorporated herein by reference.

(5) Previously filed with the Commission as an exhibit to Form 10-Q filed November 11, 1999 and incorporated herein by reference.

(6) Previously filed with the Commission as an exhibit to Form 10-Q filed August 11, 1999 and incorporated herein by reference.

(7) Previously filed with the Commission as an exhibit to Form 10-K filed March 30, 2000 and incorporated herein by reference.


(8) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-37618) and incorporated herein by reference.



(9) Previously filed with the Commission as an exhibit to the registration statement on Form S-8 (File No. 333-38986) and incorporated herein by reference.



(10) Previously filed with the Commission as an exhibit to the registration statement on Form S-8 (File No. 333-41874) and incorporated herein by reference.



(11) Previously filed with the Commission as an exhibit to this registration statement on Form S-3.



(12) Included in Part I of this registration statement on Form S-3.


    (b) Financial Statement Schedules included separately in the Registration Statement.


(13) Previously filed with the Commission as an exhibit to Form 10-Q filed August 14, 2000 and incorporated herein by reference.


    All other schedules are omitted because they are not required, are not applicable or the information is incorporated by reference to Form 10-K filed March 30, 2000.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities

    Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 17th day of August, 2000.



                                                       RHYTHMS NETCONNECTIONS INC.
                                                       A Delaware Corporation

                                                       By:            /s/ JOHN W. BRAUKMAN
                                                            ----------------------------------------
                                                                        John W. Braukman
                                                                     CHIEF FINANCIAL OFFICER


                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:



                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
                      *                        Chairman of the Board and              August 17, 2000
    ------------------------------------         Chief Executive Officer
             Catherine M. Hapka                  (Principal Executive Officer)

                      *                        President and Chief Operating Officer  August 17, 2000
    ------------------------------------
               Steve Stringer

            /s/ JOHN W. BRAUKMAN               Chief Financial Officer                August 17, 2000
    ------------------------------------         (Principal Financial and Accounting
              John W. Braukman                   Officer)

                      *                        Director                               August 17, 2000
    ------------------------------------
              Kevin R. Compton

                      *                        Director                               August 17, 2000
    ------------------------------------
              Keith B. Geeslin

                      *                        Director                               August 17, 2000
    ------------------------------------
                 Susan Mayer

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
                      *                        Director                               August 17, 2000
    ------------------------------------
             William R. Stensrud

                      *                        Director                               August 17, 2000
    ------------------------------------
               John L. Walecka

                      *                        Director                               August 17, 2000
    ------------------------------------
              Edward J. Zander

                      *                        Director                               August 17, 2000
    ------------------------------------
               Michael Levitt



*                /s/ JOHN W. BRAUKMAN
         -----------------------------------
                   John W. Braukman
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
       3.1(8)           Restated Certificate of Incorporation of Rhythms
                        Netconnections Inc.
       3.2(8)           Certificate of Amendment of Restated Certificate of
                        Incorporation of the Registrant.

       3.3(2)           Certificate of Designation of Series 1 Junior Participating
                        Preferred Stock of Registrant.

       3.4(2)           Restated Bylaws of the Registrant.

       3.5(7)           Certificate of Designation of 6 3/4% Series F Convertible
                        Preferred Stock of Registrant.

       3.6(7)           Certificate of Designation of 8.25% Series E Convertible
                        Preferred Stock of Registrant.

       4.1(2)           Form of Certificate of common stock.

       4.2(1) Indenture, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, including form of the Registrant's 13 1/2% Senior Discount Notes due 2008,
                        Series A and form of Registrant's 13 1/2% Senior Discount
                        Notes due 2008, Series B.

       4.3(1) Warrant Agreement, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust Company of
                        California, N.A.

       4.4(1)           Warrant Registration Rights Agreement, dated as of May 5,
                        1998, by and among the Registrant and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce, Penner & Smith Incorporated, and
                        Donaldson, Lufkin & Jenrette Securities Corporation.

       4.5(2)           Warrant to Purchase Shares of Common Stock, dated May 19,
                        1998, by and between the Registrant and Sun Financial
                        Group, Inc.

       4.6(2) Common Stock Purchase Warrant, dated March 3, 1999, by and between the Registrant and MCI WorldCom Venture Fund, Inc.

       4.7(2)           Common Stock Purchase Warrant, dated March 16, 1999, by and between the Registrant and Microsoft Corporation.

       4.8(2)           Warrant to Purchase Shares of Common Stock, dated March 31,
                        1999, by and between Registrant and GATX Capital
                        Corporation.

       4.9(2) Warrant Purchase Agreement, dated as of April 6, 1999, by and between Registrant and MCI WorldCom Venture Fund, Inc.

       4.10(2) Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and MCI WorldCom Venture Fund, Inc.

       4.11(2) Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and U.S. Telesource, Inc.

       4.12(2)          Common Stock Purchase Warrant, dated April 5, 1999, by and among the Registrant and Cisco Systems Capital Corporation.

       4.13(2)          Rights Agreement, dated April 2, 1999, by and among
                        Registrant and American Securities Transfer & Trust, Inc.

       4.14(3) Indenture, dated as of April 23, 1999, by and between the Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, including form of the Registrant's 12 3/4% Senior Notes due 2009, Series A and form of the Registrant's 12 3/4% Senior Notes due 2009,
                        Series B.

       4.15(3)          Notes Registration Rights Agreement, dated as of April 23,
                        1999, by and among the Registrant and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon
                        Smith Barney Inc. and Chase Securities Inc.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
       4.16(3)          Pledge and Escrow Agreement, dated as of April 23, 1999,
                        from the Registrant as Pledgor to State Street Bank and
                        Trust Company of California, N.A., as trustee.

       4.17(4)          Amendment No. 1 to Warrant Agreement, dated as of August,
                        1999 between the Registrant and State Street Bank and Trust
                        Company of California, N.A.

       4.18(7)          Indenture, dated February 23, 2000, by and between the
                        Registrant and State Street Bank and Trust Company of
                        California, N.A., as trustee, including form of the
                        Registrant's 14% Senior Notes due 2010, Series A and form of the Registrant's 14% Senior Notes due 2010, Series B.

       4.19(7)          Notes Registration Statement, dated as of February 23, 2000, among the Registrant, Merrill Lynch & Co., Merrill Lynch,
                        Pierce, Fenner and Smith Incorporated, and Salomon Smith
                        Barney Inc., Chase Securities Inc., and Credit Suisse First
                        Boston.

       4.20(7) Registration Rights Agreement, dated March 3, 2000, by and among the Registrant and Merrill Lynch, Pierce, Fenner and
                        Smith Incorporated and Salomon Smith Barney Inc.

       4.21(7)          Registration Rights Agreement, dated March 16, 2000, by and among the Registrant and the entities listed on Schedule I thereto.

       4.22(9) Rhythms Netconnections Inc. 2000 Stock Award Plan and Form of Stock Award Agreement.

       4.23(10)         Amended and Restated Rhythms Netconnections Inc. 2000 Stock
                        Award Plan and Form of Stock Award Agreement.

       5.1(11)          Opinion of Brobeck Phleger & Harrison LLP.

       9.1(1)           Voting Trust Agreement, dated as of May 5, 1998, by and
                        among Sprout Capital VII, L.P., Donaldson Lufkin & Jenrette
                        Securities Corporation, and First Union Trust Company,
                        National Association, as trustee.

       9.2(2)           Voting Trust Agreement, dated as of March 12, 1998, by and between Enron Communications Group, Inc. and the Registrant, as trustee.

      10.1(1)           Series A Preferred Stock Purchase Agreement, dated July 3,
                        1997, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.2(1)           Subsequent Closing Purchase Agreement, dated December 23,
                        1997, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.3(1)           Series B Preferred Stock Purchase Agreement, dated
                        March 12, 1998, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.4(2)           Enterprise Services Solution Agreement between Cisco
                        Systems, Inc. and the Registrant, dated December 3, 1998

      10.5(2)           Series C Preferred Stock Purchase Agreement, dated March 3,
                        1999, by and among the Registrant and MCI WorldCom Venture
                        Fund, Inc.

      10.6(2)           Amended and Restated Investors' Rights Agreement, dated
                        March 3, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.7(2) Agreement, dated March 3, 1999, by and between the Registrant and MCI WorldCom, Inc.

      10.8(2) Series C Preferred Stock and Warrant Purchase Agreement, dated March 16, 1999, by and among the Registrant and Microsoft Corporation.

      10.9(2)           Amended and Restated Investors' Rights Agreement, dated
                        March 16, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
      10.10(2)          Distribution Agreement, dated March 16, 1999, by and among the Registrant and Microsoft Corporation.

      10.11(1)          Master Lease Agreement No. 1642 and Addendum thereto, each dated November 19, 1997, and Second Addendum thereto, dated as of May 19, 1998, between the Registrant and Sun Financial
                        Group, Inc.

      10.12(2)          Business Lease (Single Tenant) between the Registrant and BR
                        Venture, LLC dated September 1998.

      10.13(1)          Employment Agreement between the Registrant and Catherine M.
                        Hapka, dated June 10, 1997.

      10.14(1)          1997 Stock Option/Stock Issuance Plan.

      10.15(2)          1999 Stock Incentive Plan.

      10.16(2)          1999 Employee Stock Purchase Plan.

      10.17(1)          Form of Indemnification Agreement between the Registrant and each of its directors.

      10.18(1)          Form of Indemnification Agreement between the Registrant and each of its officers.

      10.19(1)          QuickStart Loan and Security Agreement, dated October 29,
                        1997, between the Registrant and Silicon Valley Bank.

      10.20(2)          Third Addendum, dated March 31, 1999, to Master Lease
                        Agreement, dated November 19, 1997, by and among Company and GATX Capital Corporation

      10.21(2)          Master Lease Agreement, dated March 31, 1999, by and among
                        Company and GATX Capital Corporation.

      10.22(2)          First Addendum, dated March 31, 1999, to Master Lease
                        Agreement, dated March 31, 1999, by and among Company and GATX Capital Corporation.

      10.23(2)          Amendment No. 1, dated April 6, 1999, to Framework
                        Agreement, dated March 3, 1999, by and among the Registrant and MCI WorldCom, Inc.

      10.24(2) Series C Preferred Stock and Warrant Purchase Agreement, dated April 6, 1999, by and among the Registrant and U.S
                        Telesource, Inc.

      10.25(2)          Series D Preferred Stock Purchase Agreement, dated April 6,
                        1999, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.26(2)          Amended and Restated Investors' Rights Agreement, dated
                        April 6, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

      10.27(2)          Lease Agreement, dated April 5, 1999, by and among the
                        Registrant and Cisco Systems Capital Corporation.

      10.28(4)          Amendment No. 2, dated May 10, 1999, to Framework Agreement, dated March 3, 1999, by and among the Registrant and MCI
                        WorldCom, Inc.

      10.29(4)          Employment Agreement with Steve Stringer.

      10.30(4)          Employment Agreement with Michael Lanier.

      10.31(5)          Master Lease Agreement, dated July 30, 1999, by and between the Company and GATX Capital Corporation

      10.32(6) ACI Plus Service Agreement, dated April 6, 1999, by and between the Company and Qwest Communications Corporation.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
      10.33(7)          Joint Venture Agreement, dated January 1, 2000, by and
                        between the Registrant, Rhythms Links, Inc. and Optel
                        Communications Corporation.

      10.34(7)          Preferred Stock and Warrant Purchase Agreement, dated
                        February 6, 2000 by and between the Registrant and the Purchasers listed on Schedule I thereto.

      10.35 Amendment to Rights Agreement, dated February 6, 2000, by and between Rhythms Netconnections Inc. and Computershare
                        Trust Company, Inc.

      10.36(7)          Purchase Agreement, dated February 16, 2000, by and between the Registrant and the Initial Purchasers listed on Schedule
                        I thereto.

      10.37(7) Purchase Agreement, dated February 28, 2000 by and between the Registrant and Merrill Lynch & Co., Merrill Lynch,
                        Pierce, Fenner & Smith Incorporated and Salomon Smith
                        Barney Inc.

      10.38(7)          Employment Agreement with David J. Shimp.

      10.39(7)          Employment Agreement with Scott C. Chandler.

      10.40(4)          Plus Service Agreement, dated April 6, 1999, by and between the Registrant and Qwest Communications Corporation.

      10.41(8) Sublease, dated January 1, 2000, by and between the Registrant and Cyprus Amax Minerals Company

      10.42(13)         Purchase and Sale Agreement, dated April 6, 2000, by and
                        between Rhythms Netconnections Inc. and MGA Development
                        Associates, L.P.

      10.43(13)         Special Warranty Deed, dated May 8, 2000, by and between
                        Rhythms Netconnections Inc. and MGA Development
                        Associates, L.P.

      10.44(13)         Dividend Payment Agreement, dated June 2, 2000, by and
                        between Rhythms Netconnections Inc. and American Securities
                        Transfer & Trust, Inc.

      12.1(12) Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.

      21.1(2)           Subsidiaries of the Registrant.

      23.1*             Consent of PricewaterhouseCoopers LLP.

      24.1(11)          Powers of Attorney.

      27.1(13)          Financial Data Schedule


------------------------


*   To be filed by amendment.


(1) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-59393) and incorporated herein by reference.

(2) Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-72409) and incorporated herein by reference.

(3) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-82637) and incorporated herein by reference.

(4) Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-82867) and incorporated herein by reference.

(5) Previously filed with the Commission as an exhibit to Form 10-Q filed November 11, 1999 and incorporated herein by reference.

(6) Previously filed with the Commission as an exhibit to Form 10-Q filed August 11, 1999 and incorporated herein by reference.

(7) Previously filed with the Commission as an exhibit to Form 10-K filed March 30, 2000 and incorporated herein by reference.


(8) Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-37618) and incorporated herein by reference.



(9) Previously filed with the Commission as an exhibit to the registration statement on Form S-8 (File No. 333-38986) and incorporated herein by reference.



(10) Previously filed with the Commission as an exhibit to the registration statement on Form S-8 (File No. 333-41874) and incorporated herein by reference.



(11) Previously filed with the Commission as an exhibit to this registration statement on Form S-3.



(12) Included in Part I of this registration statement on Form S-3.



(13) Previously filed with the Commission as an exhibit to Form 10-Q filed August 14, 2000 and incorporated herein by reference.



    (b) Financial Statement Schedules included separately in the Registration Statement.



    None.